Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

INSTRUCTURE, INC.

at

$49.00 Net Per Share

by

PIV Merger Sub, Inc.

a wholly-owned subsidiary of

Instructure Holdings, LLC, an affiliate of Thoma Bravo Fund XIII, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MARCH 20, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer (as defined herein) is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 17, 2020 (as the same may be amended, the “Merger Agreement”), by and among Instructure Holdings, LLC (f/k/a PIV Purchaser, LLC), a Delaware limited liability company (“Parent”), PIV Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), and Instructure, Inc., a Delaware corporation (“Instructure” or the “Company”). The Amended and Restated Merger Agreement amends and restates that certain Agreement and Plan of Merger, dated as of December 4, 2019 (the “Original Merger Agreement”), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of February 13, 2020 (“Amendment No. 1”). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of Instructure (collectively, the “Shares”) at a price of $49.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (such amount or any higher amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Instructure (the “Merger”), with Instructure continuing as the surviving corporation in the Merger as a direct wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser, Instructure as treasury stock or any direct or indirect wholly owned subsidiary of Parent or Instructure, or Shares as to which the holder thereof has properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive the Offer Price.

Following careful consideration the board of directors of Instructure (the “Instructure Board”) has: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of Instructure and its stockholders, (ii) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, and (iv) recommended that Instructure’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, Purchaser and any other subsidiary of Parent of at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by Instructure as of the expiration of the Offer or any other Shares acquired by Instructure prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Instructure options), and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of Instructure’s stockholders will be required to adopt the Merger Agreement or consummate the Merger. Parent and Purchaser do not foresee any reason that would prevent them from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer.

The Offer is conditioned upon, among other things:

(i) there being validly tendered and received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 251(h) of the DGCL) as of one minute after 11:59 p.m. Eastern Time on March 20, 2020 (the “Expiration Date,” unless extended by Purchaser in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) a number of Shares which, together with any Shares beneficially owned by Parent or any wholly-owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by Instructure as of the expiration of the Offer or any other Shares acquired by Instructure prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Instructure options) (the “Minimum Condition”);

(ii) there not being in effect immediately prior to the Expiration Date any law or order (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits the Offer, the Merger or the other transactions contemplated by the Merger Agreement (the “Transactions”); and

(iii) the absence of a termination of the Merger Agreement in accordance with its terms.

The Offer is also subject to other conditions described in Section 15—“Certain Conditions of the Offer.” The Minimum Condition may be waived by Purchaser only with the prior written consent of Instructure on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Innisfree M&A Incorporated, as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

Purchaser, a direct wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding common stock of Instructure at a price of $49.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO. The following are some questions you, as a stockholder of Instructure, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Securities Sought	All outstanding shares of common stock, par value $0.0001 per share, of Instructure, Inc., a Delaware corporation.

Price Offered Per Share	$49.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

Scheduled Expiration of Offer	One minute after 11:59 p.m., Eastern Time, on March 20, 2020, unless the Offer is extended or terminated. See Section 1—“Terms of the Offer.”

Purchaser	PIV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Instructure Holdings, LLC, a Delaware limited liability company. Instructure Holdings, LLC is indirectly controlled by Thoma Bravo Fund XIII, L.P., a Delaware limited partnership.

The Instructure Board’s Recommendation	The Instructure Board has recommended that the stockholders of the Company tender their Shares in the Offer.

Who is offering to buy my Shares?

PIV Merger Sub, Inc., a direct wholly-owned subsidiary of Instructure Holdings, LLC, is offering to purchase all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of consummating the acquisition contemplated by the Merger Agreement. Parent is indirectly controlled by Thoma Bravo Fund XIII, L.P., a Delaware limited partnership, which is ultimately controlled by Thoma Bravo, LLC (“Thoma Bravo”). See the “Introduction” and Section 8—“Certain Information Concerning Parent and Purchaser.”

How many Shares are you offering to purchase in the Offer?

We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1—“Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Instructure. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to have Purchaser consummate the Merger. Upon consummation of the Merger, Instructure would be a wholly-owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $49.00 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the holder of record of your Shares and you tender them to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses to do so. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1—“Terms of the Offer,” and Section 2—“Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

Yes, Parent, Purchaser and Instructure have entered into an Amended and Restated Agreement and Plan of Merger, dated as of February 17, 2020 (as the same may be amended, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Instructure (the “Merger”). If the Minimum Condition (as defined in Section 15—“Certain Conditions of the Offer”) and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as soon as practicable pursuant to Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by the Instructure stockholders.

What are the most significant conditions to the Offer?

Our obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things:

•

there being validly tendered and received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 251(h) of the DGCL) a number of Shares which, together with any Shares beneficially owned by Parent or any wholly-owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by Instructure as of the expiration of the Offer or any other Shares acquired by Instructure prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Instructure options) (the “Minimum Condition”);

•	there not being in effect immediately prior to the Expiration Date any law or order (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits the Transactions; and

•	the absence of a termination of the Merger Agreement in accordance with its terms.

The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of Instructure. We cannot, however, waive the Minimum Condition without the consent of Instructure. See Section 15—“Certain Conditions of the Offer.”

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer and to consummate the Merger and the other Transactions?

Yes. We estimate that we will need approximately $2 billion to purchase all of the Shares pursuant to the Offer, to complete the Merger (which estimate includes payment in respect of vested restricted stock unit awards and options granted under Instructure’s equity plans), to pay estimated related transaction fees and expenses and to repay certain indebtedness of Instructure. Thoma Bravo has provided Parent with an equity commitment letter, pursuant to which Thoma Bravo has agreed to contribute to Parent up to $2,021,163,280.78 to purchase equity securities of Parent, subject to the satisfaction of certain customary conditions set forth in the equity commitment letter. Parent will contribute or otherwise advance to Purchaser the net proceeds from Thoma Bravo’s equity investment (which is expected to be less than the amount of the equity commitment letter in light of debt financing being arranged by Parent and Purchaser), which, taken together with the proceeds of debt financing arranged by Parent and Purchaser and Instructure’s cash on hand at the Effective Time, we anticipate will be sufficient to purchase all of the Shares in the Offer and complete the Merger and related refinancing transactions, and to pay related transaction fees and expenses. See Section 9—“Source and Amount of Funds.”

The Offer is not conditional upon Parent and/or Purchaser obtaining third party debt financing, however Instructure has agreed in the Merger Agreement to take certain actions to assist Parent and Purchaser obtain third party debt financing. See Section 11—“The Merger Agreement; Other Agreements.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not think that Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	Parent and Purchaser have received an equity commitment in respect of funds which will be sufficient to purchase all Shares tendered pursuant to the Offer;

•

Thoma Bravo is a private equity fund engaged in the purchase, sale and ownership of private equity investments and has no business operations other than investing; only Thoma Bravo’s commitment to fund the equity commitment as described above and in Section 9—“Source and Amount of Funds” is material to your decision with respect to the Offer; and

•	if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger.

See Section 9—“Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until one minute after 11:59 p.m., Eastern Time, on March 20, 2020 to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within two NYSE (as defined below) trading days. Shares delivered by a Notice of Guaranteed Delivery will not be counted by Purchaser toward the satisfaction of the Minimum Condition; therefore it is preferable for Shares to be tendered by the other methods described herein. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.

Can the Offer be extended and under what circumstances can or will the Offer be extended?

In some cases, we are required to extend the Offer beyond its initial Expiration Date. If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. We are required to extend our Offer beyond its then-scheduled Expiration Date if any condition to the Offer is not met as of the Expiration Date (i) for any period required by any law, rule, any interpretation or position of the SEC, the SEC staff or any rules and regulations of the New York Stock Exchange (“NYSE”) applicable to the Offer or (ii) for a period of 10 business days (or such longer period as may be agreed to by the parties) at the request of Instructure; provided that Instructure may only request one such extension. In no event will we be required to extend our Offer beyond April 2, 2020 or, if earlier, the termination of the Merger Agreement in accordance with its terms.

In addition, we may, without requiring the consent of Instructure or any other person, extend our Offer for one or more periods of up to 10 business days each (or such longer period as we may agree to with Instructure), if at the then-scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived by Purchaser. In no event, however, may we extend our Offer beyond April 2, 2020 or, if earlier, the termination of the Merger Agreement in accordance with its terms, without Instructure’s prior written consent.

See Section 1—“Terms of the Offer” for more details on our ability to extend the Offer.

Can the Offer be terminated?

Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not, and Parent shall cause Purchaser not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of Instructure.

What will happen if the Merger Agreement is terminated before the Offer is accepted?

If the Merger Agreement is terminated in accordance with its terms, Purchaser shall, and Parent shall cause Purchaser to, immediately and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Purchaser shall, and Parent shall cause Purchaser to, immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 AM, Eastern Time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

If you are the shareholder of record, to tender your Shares you must deliver the certificates (if any) representing your Shares or confirmation of a book-entry transfer of such Shares into the account of the Depositary at The Depository Trust Company, together with a completed Letter of Transmittal or an Agent’s Message, and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within two NYSE trading days. For the tender to be valid, however, the Depositary must receive the missing items within such two trading day period. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw previously tendered Shares any time prior to the Expiration Date by following the procedures for withdrawing your Shares in a timely manner. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn pursuant to Section 14(d)(5) of the Exchange Act after April 22, 2020, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or nominee prior to the expiration of the Offer in a timely manner to arrange for the withdrawal of your Shares.

How do I withdraw previously tendered Shares?

To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, who must withdraw such Shares while you still have the right to do so. See Section 4—“Withdrawal Rights.”

What does the Instructure Board think of the Offer?

We are making the Offer pursuant to the Merger Agreement, which has been approved by the Instructure Board. The Instructure Board has determined the following:

•

it is in the best interests of Instructure and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Offer and the Merger upon the terms and subject to the conditions set forth in the Merger Agreement;

•

approved the execution and delivery of the Merger Agreement by Instructure, the performance by Instructure of its covenants and other obligations under the Merger Agreement, and the consummation of the Offer and the Merger upon the terms and conditions set forth in the Merger Agreement;

•	agreed that the Merger will be effected under Section 251(h) of the DGCL; and

•	resolved to recommend that Instructure stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

See the “Introduction” and Section 10—“Background of the Offer; Past Contacts or Negotiations with Instructure.”

Do I have to vote to approve the Offer or the Merger?

No. Your vote is not required to approve the Offer. You only need to tender your Shares if you choose to do so. If, following the completion of the Offer, the Shares accepted for payment pursuant to the Offer together with the Shares otherwise owned by us or our affiliates equal at least a majority of the then-outstanding Shares and the other conditions of the Merger are satisfied or waived, assuming certain statutory requirements are met, we will be able to consummate the Merger pursuant to Section 251(h) of the DGCL without a vote or any further action by the stockholders of the Company. See Section 12—“Purpose of the Offer; Plans for Instructure.”

Upon successful consummation of the Offer, will Instructure continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Instructure will be required in connection with the Merger. If the Merger takes place, Instructure will no longer be publicly-owned or listed. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, unless you exercise appraisal rights in the manner described below, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Upon consummation of the Merger, the Shares will no longer be eligible to be traded on NYSE or any other securities exchange, there will not be a public trading market for the Shares, and Instructure will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See Section 13—“Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

Yes. So long as a sufficient number of Shares are tendered to satisfy the Minimum Condition in the Offer and the other conditions to the Offer and the Merger have been satisfied, then Purchaser will be merged with and into Instructure. If the Minimum Condition is not satisfied, pursuant to the Merger Agreement, we are not required to accept any Shares for purchase or consummate the Merger and we may not accept the Shares tendered without Instructure’s consent. If the Merger takes place, Parent will own all of the Shares, and all remaining Shares outstanding immediately prior to the Effective Time (other than Shares owned by Instructure, Purchaser or Parent or any subsidiary of Instructure or Parent and Shares as to which the holder thereof has properly demanded and not otherwise lost appraisal rights under Delaware law) will be converted into the right to receive $49.00 per Share in cash, without interest and less any applicable withholding taxes. See the “Introduction.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of Purchaser, Parent or Instructure are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who are entitled to demand and properly demand appraisal of such Shares pursuant to, and comply in all respects with the applicable legal requirements will have appraisal rights under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand, and properly demand, appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest from the Effective Time through the date of payment of the judgment upon the amount determined to be the fair value. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation in the Merger (the “Surviving Corporation”) may pay to each holder of Shares entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. The fair value may be more than, less than or equal to the price that we are offering to pay you for your Shares in the Offer. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares of the class or series entitled to appraisal or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million. A copy of Section 262 of the DGCL has been filed as Annex A to Instructure’s Solicitation/Recommendation Statement on Schedule 14D-9. See Section 12—“Purpose of the Offer; Plans for Instructure.”

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are met, the Merger will occur and all of the Shares outstanding prior to the Effective Time (other than Shares held by Parent, Purchaser or Instructure (as treasury stock), any wholly-owned subsidiary of Parent, Purchaser or Instructure, or Shares as to which the holder thereof has properly demanded and not otherwise lost appraisal rights under Delaware law) will at the Effective Time be converted into the right to receive the Offer Price without interest and less any applicable withholding taxes or deductions required by applicable law. Therefore, if the Merger takes place, the principal difference to you between tendering your Shares and not tendering your Shares is that if you tender your Shares, you will be paid earlier and that no appraisal rights will be available. Because the Merger will be effected under Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Instructure will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. Upon consummation of the Merger, there no longer will be any public trading market for the Shares. Also, Instructure will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See the “Introduction” and Section 13—“Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On February 17, 2020, the last trading day before execution of the Merger Agreement was announced, the last sale price of a share of our common stock reported on NYSE was $47.66 per share. The Offer Price represents a 21% premium to Instructure’s 3-month volume-weighted average price as of October 27, 2019, the day prior to Instructure’s third quarter earnings call at which it announced a strategic review for its Bridge business. On February 21, 2020, the last trading day before we commenced the Offer, the last sale price of the Shares reported on NYSE was $48.83 per share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends.”

Are there any compensation arrangements between Thoma Bravo and Instructure’s executive officers or other key employees?

No. As of the date of this Offer to Purchase, no member of Instructure’s current management has discussed or entered into any agreement, arrangement or understanding with Parent, Purchaser or their affiliates regarding employment with, or the right to participate in the equity of, the Surviving Corporation or Parent. See Section 12—“Purpose of the Offer; Plans for Instructure.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $49.00 per Share in cash, without interest and less any applicable withholding taxes, promptly following expiration of the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What will happen to my equity awards in the Offer and the Merger?

Stock options to purchase Shares and restricted stock unit awards are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each outstanding equity award will be cancelled and converted into cash consideration equal to $49.00 multiplied by the number of vested Shares subject to the equity award (less the applicable per share exercise price of those vested shares, with respect to any options), subject to any required tax withholdings, payable shortly after the closing of the Merger (the “Vested Award Cash-out Payment”). Equity awards that are outstanding and unvested as of immediately before the Effective Time will be cancelled and converted into cash consideration (the “Cash Replacement Amount”) equal to $49.00 multiplied by the number of unvested shares subject to the equity award (less the applicable per share exercise price of those unvested shares, with respect to any options), subject to any required tax withholdings, which consideration will be subject to generally the same terms as the corresponding, cancelled equity award, including vesting conditions. Any options with a per share exercise price equal to or greater than $49.00 will be cancelled at the Effective Time for no payment or consideration. Instructure’s equity incentive plans will terminate as of the Effective Time. See Section 11—“The Merger Agreement; Other Agreements.”

What are the material United States federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for United States federal income tax purposes if you are a United States holder (as defined in Section 5—“Certain Material United States Federal Income Tax Consequences”). In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the Shares you tender or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for those Shares. If you are a United States holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held the Shares for at least one year. If you are a Non-United States holder (as defined in Section 5—“Certain Material United States Federal Income Tax Consequences”), you will generally not be subject to United States federal income tax on your receipt of cash in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares. See Section 5—“Certain Material United States Federal Income Tax Consequences” for a further discussion of certain material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger or exercising appraisal rights.

Who should I talk to if I have additional questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent for the Offer, toll-free at (888) 750-5834. Banks and brokers may call (212) 750-5833.

INTRODUCTION

To the Holders of Shares of Common Stock of Instructure, Inc.:

PIV Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Instructure Holdings, LLC (“Parent”), a Delaware limited liability company controlled by Thoma Bravo Fund XIII, L.P. (“Thoma Bravo”), hereby offers to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (each, a “Share”), of Instructure, Inc., a Delaware corporation (“Instructure”), at a price of $49.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (such amount or any higher amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer and the withdrawal rights will expire at one minute after 11:59 a.m., Eastern Time, on March 20, 2020, unless the Offer is extended in accordance with the terms of the Merger Agreement (as defined below) (as may be so extended, the “Expiration Date”).

The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 17, 2020 (as the same may be amended, the “Merger Agreement”), by and among Parent, Purchaser and Instructure. The Merger Agreement provides that Purchaser will be merged with and into Instructure (the “Merger”) with Instructure continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Corporation”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Instructure, Purchaser or Parent or any other subsidiaries of Instructure or Parent, all of which will be cancelled, and other than Shares as to which the holder thereof has properly demanded and not otherwise lost appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive $49.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11—“The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Instructure equity awards.

Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions. Parent or Purchaser will pay all charges and expenses of Computershare Trust Company, N.A., as depositary for the Offer (the “Depositary”), and Innisfree M&A Incorporated, as information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

Following careful consideration the Instructure Board has: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of Instructure and its stockholders, (ii) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and (iv) recommended that Instructure’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A more complete description of the Instructure Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in Instructure’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is being mailed to the stockholders of Instructure with this Offer to Purchase.

The Offer is conditioned upon, among other things:

(i) there being validly tendered and received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 251(h) of the DGCL) a number of Shares which, together with any Shares beneficially owned by Parent or any wholly-owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Instructure options) (the “Minimum Condition”);

(ii) there not being in effect immediately prior to the Expiration Date any law or order (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits the Transactions; and

(iii) the absence of a termination of the Merger Agreement in accordance with its terms.

The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of Instructure. We cannot, however, waive the Minimum Condition without the consent of Instructure. See Section 15—“Certain Conditions of the Offer.”

Instructure has advised Parent that, as of the close of business on February 17, 2020, there were 38,263,210 shares of common stock issued and outstanding. Assuming that no Shares are issued after February 17, 2020, a minimum of 19,131,606 Shares would need to be validly tendered and not withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer.

The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of Instructure immediately prior to the Effective Time will be the officers of the Surviving Corporation.

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power after the time Purchaser accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer (the “Offer Acceptance Time”) to approve the Merger without the affirmative vote of any other stockholder of Instructure pursuant to Section 251(h) of the DGCL. We do not foresee any reason that would prevent us from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer. See Section 11—“The Merger Agreement; Other Agreements.”

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—“Certain Material United States Federal Income Tax Consequences.”

This Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—“Withdrawal Rights.” The term “Expiration Date” means one minute after 11:59 p.m., Eastern Time, on March 20, 2020, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date on which the Offer, as so extended, expires.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15—“Certain Conditions of the Offer.”

Purchaser is required to extend the Offer beyond its then-scheduled Expiration Date (i) for any period required by any law, rule, any interpretation or position of the SEC, the SEC staff or any rules and regulations of the New York Stock Exchange (“NYSE”) applicable to the Offer or (ii) for a period of 10 business days (or such longer period as may be agreed to by the parties) at the request of Instructure if any condition to the Offer is not met as of the then-scheduled Expiration Date; provided that Instructure may only request one such extension. In no event will Purchaser be required to extend the Offer beyond April 2, 2020 or, if earlier, the termination of the Merger Agreement in accordance with its terms.

In addition, Purchaser may, without requiring the consent of Instructure or any other person, extend the Offer for one or more periods of up to 10 business days each (or such longer period as we may agree to with Instructure), if at the then-scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived by Purchaser. In no event, however, may we extend our Offer beyond April 2, 2020 or permit such Offer to be outstanding following the termination of the Merger Agreement, without Instructure’s prior written consent.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right (i) to extend the Offer if any of the conditions set forth in Section 15—“Certain Conditions of the Offer” have not been satisfied or waived by Purchaser, (ii) to waive any condition to the Offer (other than the Minimum Condition, which may only be waived with the consent of Instructure) in its sole discretion or (iii) to increase the Offer Price or otherwise amend the Offer in any respect that is not adverse to the holders of Shares and that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser may not, however, among other actions, reduce the Offer Price or change the form of consideration to be paid in the Offer, reduce the number of Shares subject to the Offer, waive or amend the Minimum Condition, amend or modify any Offer condition in a manner adverse to the holders of Shares, impose additional or different Offer conditions, adversely change any of the Offer terms or extend or otherwise change any time period for the performance of any obligation of Parent or Purchaser, in each case without the consent of Instructure.

The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser’s rights pursuant to Section 15—“Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 AM, Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 AM through 12:00 midnight, Eastern Time.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder promptly pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are properly withdrawn, promptly after the termination of the Offer or withdrawal of such Shares, Purchaser shall, and Parent shall cause Purchaser to, immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

If the Merger Agreement is terminated in accordance with its terms, Purchaser shall, and Parent shall cause Purchaser to, immediately and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Purchaser shall, and Parent shall cause Purchaser to, immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.

Instructure has provided Purchaser with Instructure’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Instructure’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15—“Certain Conditions of the Offer,” Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if applicable the certificates evidencing such Shares (the “Share Certificates”) or, if the Shares are held via a book entry at The Depository Trust Company, (the “Book-Entry Transfer Facility”) confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Letter of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer at the Book Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares (if any) must be received by the Depositary at such address or, for Shares held via book entry at the Book-Entry Transfer Facility, such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. For any uncertificated Shares held of record by a person other than a clearing corporation as nominee, such Shares will only be deemed to have been tendered for the purposes of satisfying the Minimum Condition upon physical receipt of an executed letter of transmittal by the Depositary.

DTC Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

i.	such tender is made by or through an Eligible Institution;

ii.

a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

iii.

if applicable, the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed “received” for the purpose of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer at the Book-Entry Transfer Facility, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Stockholders may challenge Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

Appointment. By executing the Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Instructure’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made to certain stockholders pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder who is a “U.S. person” as defined in the instructions to the Internal Revenue Service (“IRS”) Form W-9 must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, certain corporations and certain foreign individuals) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to U.S. federal backup withholding (currently imposed at a rate of 24%). All stockholders surrendering Shares pursuant to the Offer who are U.S. persons should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each stockholder who is not such a U.S. person must submit an appropriate and properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary or from the IRS website at: http://www.irs.gov/w8) certifying, under penalties of perjury, to such non-United States holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after April 22, 2020, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding upon the tendering party. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Material United States Federal Income Tax Consequences.

The following is a summary of certain material United States federal income tax consequences to beneficial holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation (such as estate or gift tax laws or the Medicare tax on certain investment income). This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a controlled foreign corporation or passive foreign investment company;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	a government organization;

•	a person holding Shares through a partnership or other entity or arrangement classified as a partnership or disregarded entity for U.S. federal income tax purposes, including S corporations;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person who received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person who holds Shares as “qualified small business stock” within the meaning of Section 1202 or Section 1045 of the Code;

•	a person holding Shares that are, or were in the past, subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code);

•	a person who is deemed to sell Shares under the constructive sale provisions of the Code;

•	an accrual method taxpayer subject to Section 451(b) of the Code;

•	a person that holds Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	certain former citizens and long-term residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Holders that are partnerships and partners in such partnerships should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. Important Note: If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Because individual circumstances may differ, we urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation, regardless of its source; or

•

a trust if (A) (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. treasury regulations to be treated as a United States person.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States holder’s holding period for the Shares is more than one year at the time of the exchange of such holder’s Shares for cash.

Long-term capital gains of non-corporate United States holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a United States holder acquired different blocks of Shares at different times and different prices, such United States holder must calculate gain or loss separately with respect to each such block of Shares.

Backup Withholding Tax

Proceeds from the exchange of Shares for cash pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) generally will be subject to backup withholding tax at the applicable rate (currently 24%) unless the applicable United States holder or other payee provides its valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Each United States holder who is a “U.S. person” (as defined in the instructions to IRS Form W-9) should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” United States holders who fail to furnish a taxpayer identification number in the manner required may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. To the extent that any amounts withheld under the backup withholding tax rules from a payment to a United States holder results in an overpayment of tax, the amount of such overpayment may be refunded or allowed as a credit against that holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. Each United States holder should consult his or her own tax advisors regarding application of backup withholding in his or her particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current treasury regulations.

Non-United States Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-United States holder of Shares. The term “Non-United States holder” means a beneficial owner, that is not a United States holder or a partnership for United States federal income tax purposes.

The following discussion applies only to Non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business.

Payments with Respect to Shares

Gain recognized on payments made to a Non-United States holder with respect to Shares exchanged for cash in the Offer or the Merger (or pursuant to the exercise of appraisal rights) generally will be exempt from United States federal income tax unless:

•

the gain is “effectively connected” with the Non-United States holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-United States holder);

•	the Non-United States holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•

Instructure is or has been a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five years preceding the sale, and certain exceptions do not apply.

A Non-United States holder described in the first bullet point above will generally be subject to tax on the net gain derived from the sale as if it were a United States holder. In addition, if a Non-United States holder described in the first bullet point above is a non-U.S. corporation for U.S. federal income tax purposes, it may be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

An individual Non-United States holder described in the second bullet point above will generally be subject to a flat 30% (or such lower rate as may be provided by an applicable income tax treaty) tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that such Non-United States holder has timely filed U.S. federal income tax returns with respect to such losses.

Instructure has not been, is not and does not anticipate becoming a USRPHC prior to the Offer Acceptance Time (or, if applicable, the Effective Time) for United States federal income tax purposes. In the event Instructure is or becomes a USRPHC prior to the Offer Acceptance Time (or, if applicable, the Effective Time), provided that our common stock is regularly traded, as defined by applicable U.S. treasury regulations, on an established securities market, Shares will be treated as “United States real property interests,” subject to U.S. federal income tax, only with respect to a Non-United States holder that actually or constructively owns more than 5% of the Shares during the shorter of the five year period ending on date of the Offer Acceptance Time (or, if applicable, the Effective Time), or period that the Non-United States holder held the Shares.

Backup Withholding Tax

A Non-United States holder generally will be subject to backup withholding tax (currently imposed at a rate of 24%) with respect to the proceeds from the disposition of Shares pursuant to this Offer to Purchase or the Merger (or pursuant to the exercise of appraisal rights) unless the Non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such Non-United States holder is not a United States person or the Non-United States holder otherwise establishes an exemption in a manner satisfactory to the Depositary. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” IRS Forms W-8 are available for download from the IRS website at: http://www.irs.gov/w8.

Backup withholding is not an additional tax. To the extent that any amounts withheld under the backup withholding tax rules from a payment to a Non-United States holder results in an overpayment of tax, the amount of such overpayment may be refunded or allowed as a credit against that holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS. Each Non-United States holder should consult his or her own tax advisors regarding application of backup withholding in his or her particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current treasury regulations.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER OR THE MERGER (OR THE EXERCISE OF APPRAISAL RIGHTS) ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

6. Price Range of Shares; Dividends.

The Shares are listed on the New York Stock Exchange under the symbol “INST.” The following table sets forth for the indicated periods the high and low sales prices per share of Instructure’s common stock as reported on NYSE. Instructure has not declared or paid any dividends during the applicable periods.

	High	Low
Year Ended December 31, 2018:
First Quarter	$46.50	$32.60
Second Quarter	46.95	38.35
Third Quarter	49.18	34.10
Fourth Quarter	38.85	29.48

Year Ended December 31, 2019:
First Quarter	47.38	36.49
Second Quarter	50.19	38.58
Third Quarter	45.94	37.06
Fourth Quarter	54.31	37.93

Year Ending December 31, 2020:
First Quarter (through February 21, 2020)	48.95	45.45

The Offer Price represents a 21% premium to Instructure’s 3-month volume-weighted average price as of October 27, 2019, the day prior to Instructure’s third quarter earnings call at which it announced a strategic review for its Bridge business. On February 21, 2020, the last trading day prior to the original printing of this Offer to Purchase, the last per share sale price of the Shares reported on NYSE was $48.83 per share.

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

The Merger Agreement prohibits the declaration or payment of any dividend or other distribution with respect to Instructure common stock, unless consented to by Parent in writing.

7. Certain Information Concerning Instructure.

The following description of Instructure and its business has been taken from Instructure’s revised definitive proxy statement on Schedule 14A filed with the SEC on January 7, 2020. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

General. Headquartered in Salt Lake City, Utah, Instructure is a leading software-as-a-service technology company that provides learning management system software to the global education market and employee development and engagement solutions for people-focused companies via its Bridge platform. Instructure’s software solutions enable organizations to develop, deliver and manage engaging face-to-face and online learning experiences. Instructure’s principal executive offices are at 6330 South 3000 East, Suite 700, Salt Lake City, Utah 84121 and its telephone number is (800) 203-6755.

Available Information. Instructure is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Instructure’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Instructure’s securities, any material interests of such persons in transactions with Instructure, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Instructure’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available free of charge at the SEC’s website at www.sec.gov. Instructure also maintains a website at www.instructure.com. The information contained in, accessible from or connected to Instructure’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Instructure’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8. Certain Information Concerning Parent and Purchaser.

Parent and Purchaser are indirectly controlled by Thoma Bravo Fund XIII, L.P., a limited partnership organized under the laws of the State of Delaware (“TB Fund XIII”), which is ultimately controlled by Thoma Bravo. The principal office for each of Parent and Purchaser is located at c/o Thoma Bravo, LLC, 600 Montgomery Street, 20th Floor, San Francisco, CA 91444 and the telephone number of these entities is (415) 263-3660. The principal office for each of Thoma Bravo Fund XIII and Thoma Bravo, LLC is 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606, and the telephone number of each of these entities is (312) 254-3300. Purchaser and Parent were formed for the purpose of completing the Offer and the Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. The principal business of Thoma Bravo is as a private equity investment firm.

The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors, executive officers and control persons of Parent, Purchaser, TB Fund XIII, Thoma Bravo and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser, TB Fund XIII or Thoma Bravo nor, to the best knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser, TB Fund XIII or Thoma Bravo, nor, to the best knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, TB Fund XIII or Thoma Bravo, or their subsidiaries, nor, to the best knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with Instructure or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, TB Fund XIII or Thoma Bravo nor, to the best knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of Instructure, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser, TB Fund XIII or Thoma Bravo nor, to the best knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Instructure or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent, Purchaser, TB Fund XIII or Thoma Bravo or any of their respective subsidiaries or, to the best knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Instructure or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of Instructure’s securities, an election of Instructure’s directors or a sale or other transfer of a material amount of Instructure’s assets during the past two years.

None of the persons listed in Schedule I has, to the knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent, Purchaser, TB Fund XIII or Thoma Bravo, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9. Source and Amount of Funds.

The Offer is not conditioned upon any financing arrangements.

Parent and Purchaser estimate that the total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and to complete the Merger, (ii) to pay for the vested equity awards of Instructure required to be cashed out by the Merger Agreement, (iii) to repay or refinance certain indebtedness of Instructure, and (iv) and to pay fees and expenses in connection with the foregoing, will be approximately $2.0 billion. Parent and Purchaser anticipate funding these payments through the issuance of equity of Parent and the incurrence or issuance of debt and/or equity of Purchaser, including the Debt Financing as described herein.

Debt Financing. Parent and Purchaser (together, the “Borrowers”) have received an amended and restated commitment letter, dated as of February 19, 2020 (the “Commitment Letter”), from Golub Capital LLC (together with its affiliates, managed funds and accounts, “Golub”), Owl Rock Capital Advisors LLC (together with its affiliates, managed funds and accounts, “ORCA”), Owl Rock Capital Corporation (“ORCC”), Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Technology Finance Corp. (“ORTFC”, and together with ORCA, ORCC, and ORCC II, “Owl Rock”), The Private Credit Group of Goldman Sachs Asset Management, L.P. (together with its managed funds or accounts, “Goldman”), Monroe Capital Management Advisors, LLC (together with its affiliates, managed funds and accounts, “Monroe”), New Mountain Finance Advisers BDC, L.L.C. (“New

Mountain”), Thoma Bravo Credit Fund I, L.P. (together with its affiliates, managed funds and accounts, “TBCF I”) and Thoma Bravo Credit Fund II, L.P. (together with its affiliates, managed funds and accounts, “TBCF II”, together with TBCF I, “TBCF”, and TBCF, together with Golub, Owl Rock, Goldman, Monroe and New Mountain, the “Debt Financing Sources”) pursuant to which the Debt Financing Sources made loan commitments for the purpose of financing a portion of the funds required to complete the Offer and the Merger and the refinancing of certain indebtedness of Instructure (such commitments, the “Debt Financing”). The proceeds of the Debt Financing, together with available cash (including cash on hand of Instructure or one or more of its subsidiaries) will be sufficient to fund the acquisition of Instructure, the refinancing of the indebtedness of Instructure described below, and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the foregoing.

Pursuant to the Commitment Letter, the Debt Financing Sources have committed to provide, subject to the terms and conditions of the Commitment Letter, (i) a senior secured revolving credit facility in an aggregate principal amount equal to $50,000,000 (the “Revolving Credit Facility”), and (ii) a senior secured term loan facility in an aggregate principal amount of $775,000,000 (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”), in each case with a term of six years from the closing of the Offer (the “Closing”). Until the last day of the fourth full fiscal quarter ending after the Closing Date (the “Pricing Grid Date”), the Credit Facilities are expected to bear interest, at the borrower’s option, at a rate equal to (i) 6.00% plus the highest of (x) the prime rate (as determined by reference to the Wall Street Journal), (y) the Federal funds open rate plus 0.50% per annum, and (z) a daily Eurodollar rate based on an interest period of one month plus 1.00% per annum or (ii) the Eurodollar rate plus 7.00% per annum, subject to a 1.00% Eurodollar floor. On the Pricing Grid Date, and on the last day of each of the five (5) full fiscal quarters immediately following the Pricing Grid Date, the Borrowers shall have the option to (i) retain the applicable margins set forth above, through but not including the last day of the next fiscal quarter or (ii) switch to the applicable margins set forth in the grid below (in each case, a “Pricing Grid Election”); provided, that no such Pricing Grid Election shall be made unless the pro forma Total Net Leverage Ratio (as defined in the Commitment Letter) is less than or equal to 6.50:1.00 (except for the mandatory conversion made on the Mandatory Conversion Date). Further, beginning on the last day of the tenth (10th) full fiscal quarter ending after the Closing Date (such date, the “Mandatory Conversion Date”), the applicable margins shall be determined as set forth in the grid below.

Pricing Level From Highest to Lowest	Total Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans

I	Greater than 6.50:1.00	7.00%	6.00%

II	Less than or equal to 6.50:1.00 but greater than 6.00:1.00	6.00%	5.00%

III	Less than or equal to 6.00:1.00 but greater than or equal to 5.00:1.00	5.75%	4.75%

IV	Less than 5.00:1.00	5.50%	4.50%

The commitments will be secured by a perfected first priority lien security interest in substantially all present and after-acquired assets of Parent, Purchaser, Instructure and each of Instructure’s direct and indirect wholly owned domestic subsidiaries, subject to customary exceptions.

The funding of the Debt Financing is subject, among other things, to the execution and delivery of the definitive documentation of the Debt Financing; receipt of the Thoma Bravo equity contribution; consummation of the debt refinancing described above; consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) in all material respects in accordance with the Merger Agreement; absence of any Company Material Adverse Effect (as defined in the Merger Agreement); the Debt Financing Sources’ receipt of certain historical and pro forma financial information; and certain other customary closing conditions..

The foregoing summary of certain provisions of the Commitment Letter and all other provisions of the Commitment Letter discussed herein are qualified by reference to the full text of the Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO and incorporated herein by reference.

Equity Financing. Parent has received an equity commitment letter (the “Equity Commitment Letter”), pursuant to which Thoma Bravo has committed to contribute to Parent at the closing of the Merger (the “Closing”) an amount of cash consideration equal to $2,021,163,280.78 to purchase equity securities of Parent solely for the purpose of funding, and to the extent necessary to fund, a portion of the amounts required to be paid by Parent or Purchaser under the Merger Agreement on the date of Closing (such committed equity financing, the “Equity Financing” and together with the Debt Financing, the “Financing”). The funding of the Equity Financing is subject to (i) there having been no amendment or modification to the Merger Agreement that is not approved in writing by Parent, and (ii) satisfaction of the Minimum Condition and the other conditions that are described in Section 15—“Certain Conditions of the Offer” and the satisfaction, or waiver by the Company, Parent or Purchaser, as applicable, of all conditions precedent set forth in Section 7.1 of the Merger Agreement to such party’s obligations to consummate the Merger. The funding of the Equity Financing is further subject to, and will occur contemporaneously with, the Closing. Thoma Bravo’s equity commitment is subject to reduction (x) in the event that the full amount of the equity commitment is not necessary in order to consummate the transactions contemplated by the Merger Agreement and (y) on a dollar for dollar basis for purchases in cash actually made by co-investors (including affiliates of Thoma Bravo) of equity securities of, or for contributions to, Parent and used solely for the purpose of funding a portion of the amounts required to be paid by Parent or Purchaser under the Merger Agreement on the date of the Closing; provided that the equity commitment shall not be reduced unless and until such third party financing is funded at the Closing.

Thoma Bravo’s obligation to fund its equity commitment will terminate automatically and immediately upon the earliest to occur of (i) the funding of the Equity Financing, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) 90 days after April 2, 2020.

Instructure is a third party beneficiary of the rights granted to Parent under the Equity Commitment Letter (if and only if Instructure is entitled to specific performance of Parent and Purchaser’s obligations to consummate the Offer and the Merger) solely for the purpose of seeking specific performance of Parent’s right to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter (solely to the extent that Parent can cause the Equity Financing to be funded pursuant to the terms of the Equity Commitment Letter).

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

Limited Guaranty. Concurrently with the execution and delivery of the Original Merger Agreement, Thoma Bravo executed and delivered to Instructure a limited guaranty (the “Limited Guaranty”) in favor of Instructure guaranteeing Parent’s obligations to pay: (i) the Parent Termination Fee (as described in Section 11—“The Merger Agreement; Other Agreements—Termination Fee”) pursuant to Section 8.3(c) of the Merger Agreement, (ii) the reasonable and documented out-of-pocket costs of Instructure incurred to enforce the prompt payment of the Parent Termination Fee, together with interest thereon, if and to the extent the Parent Termination Fee is not timely paid in accordance with the Merger Agreement, pursuant to Section 8.3 of the Merger Agreement and (iii) any expense reimbursements or indemnification obligations that become payable pursuant to Section 6.5(f) of the Merger Agreement (the “Reimbursement Obligations, and clauses (i), (ii) and (iii), collectively, the “Guaranteed Obligations”); provided that the maximum aggregate liability of Thoma Bravo will not exceed $136,857,000 (the “Guarantee Cap”) under the Limited Guaranty.

Thoma Bravo’s obligations under the Limited Guaranty will terminate automatically and Thoma Bravo will have no further obligations under the Limited Guaranty upon the earliest to occur of (i) the funding of the Equity

Financing, (ii) the Effective Time of the Merger, and (iii) the date that is 90 days after the termination of the Merger Agreement in accordance with its terms (in any circumstances other than pursuant to which Parent would be obligated to pay the Parent Termination Fee) after payment in full of any Reimbursement Obligations which Instructure has requested reimbursement for within 90 days following the valid termination of the Merger Agreement; provided that Thoma Bravo shall have no further liability or obligation under the Limited Guaranty from and after the earliest of (w) the Closing, (x) a final, non-appealable resolution of such suit, action or proceeding determining that either Parent does not owe any Guaranteed Obligations or that Thoma Bravo does not owe any amount pursuant to the Limited Guaranty, (y) a written agreement among Thoma Bravo and Instructure terminating the Guaranteed Obligations, and (z) satisfaction of the Guaranteed Obligations by or on behalf of Thoma Bravo, Parent or Purchaser.

In addition, in the event that Instructure or any of its respective affiliates, equityholders or agents assert in any action (a) that the provisions of the Limited Guaranty limiting the Guaranteed Obligations to the Guarantee Cap or the other provisions regarding the automatic termination of the Limited Guaranty are illegal, invalid or unenforceable or (b) asserting, filing or otherwise commencing, directly or indirectly, any lawsuit or other legal proceeding asserting a claim under, or action against, any affiliate of Thoma Bravo (other than Parent, Purchaser or Thoma Bravo itself) in connection with the Limited Guaranty, the Equity Commitment Letter, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated thereby or otherwise relating thereto, in each case other than certain exceptions for claims, actions or other proceedings brought in accordance with the Equity Commitment Letter, the Merger Agreement or the Limited Guaranty, then (1) the obligations of Thoma Bravo under the Limited Guaranty will terminate, (2) Thoma Bravo will be entitled to recover any previous payments made under the Limited Guaranty and (2) neither Thoma Bravo nor any of its affiliates will have any liability to Instructure with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or under the Limited Guaranty.

10. Background of the Offer; Past Contacts or Negotiations with Instructure.

The following is a description of Thoma Bravo’s participation in a process with Instructure that resulted in the execution of the Merger Agreement. For a review of Instructure’s activities relating to this process, please refer to Instructure’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase. References to Thoma Bravo in this section may be references to affiliates and representatives of Thoma Bravo, and to actions to be taken by or on behalf of Parent or Purchaser, entities that are controlled by Thoma Bravo.

On January 16, 2019, a representative of Thoma Bravo emailed Dan Goldsmith, Instructure’s Chief Executive Officer, to share that Thoma Bravo had been following Instructure and to congratulate Mr. Goldsmith on his recent appointment as CEO of Instructure. Mr. Goldsmith shared such contact with the Instructure Board that same day.

On June 12, 2019, Mr. Goldsmith received a call from a representative of Thoma Bravo to discuss Thoma Bravo’s interest in pursuing a strategic transaction with Instructure. Mr. Goldsmith subsequently reported this discussion to the Instructure Board that same day.

On June 18, 2019, Instructure entered into a confidentiality agreement with Thoma Bravo.

During the next several weeks, Mr. Goldsmith and members of Instructure senior management engaged in calls and discussions with Thoma Bravo regarding its interest in pursuing a strategic transaction with Instructure and its initial due diligence inquiries.

During August 2019, Mr. Goldsmith, Steve Kaminsky, Chief Financial Officer of Instructure, and Mr. Kaminer had calls and/or meetings with representatives of Thoma Bravo, during which Instructure senior management provided an update regarding Instructure’s business.

On September 30, 2019 and October 1, 2019, Mr. Goldsmith provided updates to Thoma Bravo regarding Instructure’s business. During this same time period, Instructure provided due diligence materials to Thoma Bravo.

On October 18, 2019, Mr. Goldsmith and Mr. Kaminer had a calls with representatives of Thoma Bravo, during which Mr. Goldsmith provided Thoma Bravo an update regarding Instructure’s business.

On October 23, 2019, representatives of J.P. Morgan reached out to representatives of Thoma Bravo to request feedback regarding their level of interest. Starting on October 24, 2019, Instructure senior management provided Thoma Bravo with more detailed confidential information about Instructure’s business and financial performance.

On October 25, 2019, Mr. Goldsmith, Mr. Kaminer and Mr. Kaminsky and representatives of J.P. Morgan had a due diligence call with representatives of Thoma Bravo.

On October 28, 2019, Mr. Goldsmith called representatives of Thoma Bravo and advised them of the announcement on the earnings call that Mr. Kaminsky would retire in 2020 after nearly eight years of service.

On October 31, 2019, Thoma Bravo submitted a proposal to acquire Instructure for $50.00 per share.

On November 12, 2019, representatives of Thoma Bravo met with members of Instructure senior management and representatives of J.P. Morgan in Salt Lake City. At this meeting, members of Instructure senior management and representatives of J.P. Morgan addressed a number of topics including Instructure’s business model and financial forecast and business strategy, and diligence inquiries raised by Thoma Bravo. The financial forecast presented to those parties included versions including Instructure’s Bridge business and its contribution, and on a basis excluding Bridge.

On November 15, 2019, representatives of J.P. Morgan provided a draft acquisition agreement to representatives of Thoma Bravo. The draft acquisition agreement contemplated (i) a customary 40-day “go-shop” period for Instructure to solicit and consider superior proposals with a related 1.25% termination fee; (ii) a 2.5% termination fee for a superior proposal accepted after the go-shop period; (iii) a 7% termination fee payable by the acquirer if it fails to consummate the transaction under certain circumstances; (iv) a customary reasonable best efforts covenant from both parties to secure regulatory approval of the transaction with a “hell or high water” required divestiture provision; and (v) other customary terms for a strategic transaction of this nature.

On November 20, 2019, Mr. Goldsmith, Mr. Kaminer and Mr. Benson and representatives of J.P. Morgan meet with representatives of Thoma Bravo in San Francisco. In this meeting, the parties discussed Instructure’s business model, estimated cost savings from Instructure no longer being a public company and its strategy for operating the business on a going forward basis.

On November 22, 2019, representatives of Kirkland & Ellis LLP (“Kirkland &Ellis”), outside counsel to Thoma Bravo, sent representatives of Cooley revised drafts of the Instructure draft acquisition agreement and other transaction documents, including an equity commitment letter. The revised acquisition agreement contained certain key differences from the Instructure form draft acquisition agreement, including (i) a requirement that directors and officers and other stockholders holding more than 7% of the issued and outstanding Instructure common stock sign a customary voting agreement to vote such individual’s shares of Instructure common stock in favor of the merger concurrently with the execution of the acquisition agreement; and (ii) a non-solicitation period (or “no-shop” period) commencing from the date of the execution of the agreement, without any “go-shop” period.

Over the next several days, members of Instructure management had calls with representatives of Thoma Bravo to discuss outstanding financial due diligence inquiries, including possible changes to Instructure’s cost structure, both with respect to estimated cost savings from Instructure no longer being a public company and broader changes to its operating costs; new bookings profile, as well as the views and plans of Thoma Bravo with respect to such matters.

On November 23, 2019, J.P. Morgan provided Thoma Bravo with updated financial information, including projections prepared by Instructure management and information with respect to potential operating expense reduction opportunities in response to each of Thoma Bravo’s inquiries.

On November 26, Thoma Bravo submitted a revised written proposal to acquire Instructure for $47.00 per share.

On November 27, 2019, Mr. Coates had a call with representatives of Thoma Bravo to discuss their proposal and whether they would be able to increase their bid in light of the operating cost changes presented by Instructure and the availability of debt financing for such a strategic transaction.

On November 29, 2019, Mr. Coates spoke with representatives of Thoma Bravo regarding its proposal. Later that same day, representatives of Cooley provided representatives of Kirkland & Ellis with a revised draft of the merger agreement.

On December 2, 2019, Mr. Goldsmith and Mr. Kaminer had a call with representatives of Thoma Bravo and representatives of each of Cooley and Kirkland & Ellis, to discuss Instructure’s financial plan. Later in the day, Thoma Bravo submitted a written proposal to acquire Instructure at a price per share of $47.50 (“Thoma Bravo $47.50 Proposal”). On behalf of Thoma Bravo, Kirkland & Ellis delivered a revised draft of the merger agreement addressing, among other matters, restrictions on the interim operations of Instructure, the duration of the “go-shop” period, whether directors, officers and certain other stockholders would need to sign a voting agreement, certain aspects of the scope of the “go-shop” and “no shop” terms, including whether existing bidders would be subject to those restrictions, and the amount of termination fees and cap on damages that would be payable in connection with the termination of the acquisition agreement in certain circumstances.

Later that evening, Mr. Coates and Mr. Waterhouse reached out to a representative of Thoma Bravo. Subsequent to this discussion, Thoma Bravo increased its proposal to acquire Instructure to $47.60 per share (“Thoma Bravo $47.60 Proposal”) and committed to prompt finalization and execution of a definitive acquisition agreement, subject to exclusivity through the proposed announcement of the transaction on December 3, 2019 to complete definitive documentation. The Thoma Bravo $47.60 Proposal was accompanied by a revised merger agreement and other transaction documents, including an equity commitment letter and limited guaranty, each in substantially final form. Thoma Bravo also confirmed that the full purchase price would be backstopped by an equity commitment by TB Fund XIII.

Throughout the evening of December 2, 2019 and during December 3, 2019, representatives of each of Cooley and Kirkland & Ellis continued to exchange drafts of Instructure’s draft acquisition agreement, the equity commitment letter and limited guaranty to be provided by TB Fund XIII and the proposed voting agreement to be entered into by certain stockholders of Instructure. During this period, at Thoma Bravo’s request, Mr. Waterhouse engaged in discussions with certain stockholders of Instructure that had entered into confidentiality agreements with Instructure to solicit the viewpoints of these stockholders with respect to the proposed transaction with Thoma Bravo and, in particular, whether such stockholders would be willing to enter into voting agreements in support of the proposed transaction.

Throughout the day on December 3, 2019, representatives of each of Cooley and Kirkland & Ellis continued to exchange drafts of Instructure’s draft acquisition agreement and other transaction documents. Thoma Bravo removed any requirement or condition related to the execution of voting or stockholder support agreements, and agreed that Instructure would be entitled to a 35 day “go-shop” period, and would be required to pay a termination fee equal to 3.25% of the equity value and 1.5% of the equity value in certain circumstances upon the termination of the acquisition agreement. Additionally, each of Mr. Goldsmith and Mr. Kaminer, agreed to enter into a letter agreement with Instructure to limit the acceleration of a portion of their outstanding equity awards that such executives were entitled to pursuant to their employment agreements, each of which agreement was expressly conditioned upon the consummation of the transactions contemplated by the acquisition agreement with Thoma Bravo (collectively, the “Waiver Agreements”).

Later that evening, Thoma Bravo was advised that the Instructure Board had approved the transaction, and Instructure and Thoma Bravo executed the Original Merger Agreement and related agreements in connection with the transactions contemplated by the Original Merger Agreement. The Original Merger Agreement contemplated the acquisition of Instructure by Thoma Bravo in a one step merger process which was to be approved via a proxy solicitation and special meeting of Instructure’s shareholders (the “Special Meeting”). At the time of the execution of the Original Merger Agreement, Thoma Bravo and Instructure had not discussed the terms of any post-closing employment or equity participation for Instructure management, nor did any members of Instructure management have any such discussions with Thoma Bravo.

On January 2, 2020, Instructure filed a definitive proxy statement with the SEC, and on January 7, 2020, Instructure filed Amendment No. 1 to the definitive proxy statement with the SEC that supplemented and amended and restated in its entirety the definitive proxy statement (as amended, the “Proxy Statement”). Instructure commenced mailing the Proxy Statement and form of proxy card to the Instructure stockholders on or about January 14, 2020.

On January 9, 2020, Instructure filed a supplement to the Proxy Statement with the SEC which included updates related to the go-shop period and record date.

On January 27, 2020 and January 29, 2020, respectively, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., two proxy advisory and corporate governance services firms, recommended that the Instructure stockholders vote against the proposal to approve the merger contemplated by the Original Merger Agreement. On January 27, 2020, Instructure issued a press release commenting on its disappointment about the conclusions reached by ISS.

Between January 29, 2020 and February 12, 2020, representatives of Instructure discussed voting analyses with representatives of Thoma Bravo, which indicated that the stockholders were unlikely to adopt the Original Merger Agreement at the Special Meeting.

On February 12, 2020, Thoma Bravo submitted a revised proposal to Instructure, offering to acquire each issued and outstanding share of Instructure common stock for $48.50 per share in a two-step tender offer pursuant to Section 251(h) of the DGCL in lieu of consummating the merger in accordance with the Original Merger Agreement, subject to certain conditions with respect to expense reimbursement and the terms of disclosure of such amendment. Thoma Bravo further proposed that the tender offer would be commenced within five business days of the date of the entry into an amended and restated merger agreement.

On the morning of February 13, 2020, Instructure filed a supplement to the Proxy Statement with the SEC which included the disclosure of a revised proposal made by Thoma Bravo to Instructure with respect to the Merger, the Instructure Board’s consideration of the proposal, and the Instructure Board’s determination not to pursue such new proposal and instead continue to recommend in favor of the Original Merger Agreement for the reasons set forth therein.

On February 13, 2020, Instructure convened and subsequently adjourned the Special Meeting until February 14, 2020 at 9:00 a.m., Mountain time, to permit stockholders time to consider the information filed in the proxy supplement on February 13, 2020.

On February 13, 2020, after further discussions with members of the Instructure Board, Mr. Coates and Mr. Waterhouse contacted representatives of Thoma Bravo about a possible improved proposal. Mr. Coates and

Mr. Waterhouse asked Thoma Bravo to consider amending the Merger Agreement to increase the consideration payable to Instructure stockholders from $47.60 per share in cash, without interest thereon, less any applicable withholding taxes, to $49.00 per share in cash, without interest thereon, less any applicable withholding taxes, subject to an adjournment of the meeting to an appropriate date to provide stockholders with time to consider such amended proposal and ISS and Glass Lewis with sufficient time to reconsider their recommendations in light of the increase price per share (the “$49.00 Proposal”).

Later that day, representatives of Thoma Bravo informed Mr. Coates and Mr. Waterhouse that Thoma Bravo would consider agreeing to the $49.00 Proposal if Mr. Goldsmith would also amend his waiver agreement to forfeit a certain portion of his equity awards. Representatives of Thoma Bravo further clarified that this was Thoma Bravo’s “best and final” offer. Following further discussion, Mr. Coates and Mr. Waterhouse authorized representatives of Thoma Bravo to discuss the amended waiver with Mr. Goldsmith.

Following that conversation, representatives of Thoma Bravo and Mr. Goldsmith negotiated an amended and restated letter agreement effective as of immediately prior to, and contingent upon, the consummation of the Merger (the “A&R CIC Benefits Waiver”), providing that (i) all of Mr. Goldsmith’s outstanding equity awards that vest prior to or on March 1, 2020 will vest as of immediately prior to the Effective Time and be cashed out subject to the occurrence of the Closing, (ii) 52% of Mr. Goldsmith’s outstanding equity awards that vest after March 1, 2020 will vest as of immediately prior to the Effective Time and be cashed out subject to the occurrence of the Closing, and (iii) Mr. Goldsmith will forfeit 48% of his outstanding equity awards that vest after March 1, 2020, effective immediately prior to the Effective Time. Pursuant to the A&R CIC Benefits Waiver, Mr. Goldsmith waived any claims with respect to such forfeited awards.

Concurrently with the negotiation of Mr. Goldsmith’s A&R CIC Benefits Waiver, representatives of Cooley and Kirkland & Ellis exchanged drafts of and finalized an amendment to the Original Merger Agreement to reflect the revised terms discussed by representatives of Thoma Bravo and Instructure, including the increase to the original per share merger consideration to $49.00 per share in cash, without interest thereon, less any applicable withholding taxes, from $47.60 per share in cash, without interest thereon, less any applicable withholding taxes. In addition, the parties also agreed not to increase the amount of the termination fees that may be payable by Parent or Instructure, as applicable, upon termination of the Original Merger Agreement in connection with the increase in the per share merger consideration.

On the evening of February 13, 2020, Parent, Purchaser and Instructure entered into Amendment No. 1.

On the morning of February 14, 2020, Instructure issued a press release announcing the execution of Amendment No. 1.

Also on February 14, 2020, Instructure convened and subsequently adjourned the Special Meeting until February 25, 2020 at 9:00 a.m., Mountain time.

Between February 14, 2020 and February 17, 2020, representatives of Instructure and Thoma Bravo received several voting analyses prepared by their respective proxy solicitors, which included information about the trading of the Shares since the record date. In light of feedback Mr. Waterhouse had received from certain large stockholders, Mr. Coates and Mr. Waterhouse had several discussions with representatives of Thoma Bravo about the advisability of entering into an amended and restated merger agreement that would convert the transaction to a tender offer followed by a back-end merger under Section 251(h) of the DGCL. During the course of these conversations, Mr. Coates and Mr. Waterhouse and representatives of Thoma Bravo noted that they had received analyses indicating that approximately fifty percent (50%) of the outstanding Shares at the close of business on the record date had been sold, making it unlikely that stockholders who no longer held economic ownership in Instructure would consider changing their previously submitted proxies because such stockholders did not have an economic incentive to do so, and that certain current stockholders who may support the price increase could not change their vote in favor of the Original Merger Agreement because of institutional policies prohibiting them from voting in a manner that was not advocated by ISS or Glass Lewis. Based on the feedback received, representatives of Thoma Bravo agreed with Mr. Coates and Mr. Waterhouse that it would be advisable to raise the possibility of a tender offer structure with the Instructure Board.

On February 17, 2020, in light of the possibility of a change in transaction structure, representatives of Cooley and Kirkland & Ellis exchanged drafts of an amended and restated merger agreement, reflecting a two-step merger structure.

Later that evening, Thoma Bravo was advised that the Instructure Board had approved the two-step merger transaction, and Parent, Purchaser and Instructure subsequently entered into the Merger Agreement.

On the morning of February  18, 2020, Instructure and Thoma Bravo issued a joint press release announcing the execution of the Merger Agreement and the Offer.

11. The Merger Agreement; Other Agreements.

The following is a summary of certain provisions of the Merger Agreement and certain other agreements entered into in connection with the Merger Agreement. This summary of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7—“Certain Information Concerning Instructure.” Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, but in no event later than five business days, after the date of the Merger Agreement. Subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 15—“Certain Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, consummate the Offer, accept for payment (the time of such acceptance, the “Offer Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. If the Offer is consummated, each Instructure stockholder will receive $49.00 (the “Offer Price”) for each Share validly tendered and not properly withdrawn by such stockholder prior to the Expiration Date, net to such stockholder in cash, without interest thereon and subject to deduction for any withholding taxes. The Offer is initially scheduled to expire at one minute after 11:59 p.m. Eastern time, at the end of the day on March 20, 2020, but may be extended and re-extended as described below.

Purchaser has reserved the right (but is not obligated) at any time, and from time to time, in its sole discretion to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of Instructure, Purchaser may not (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares sought to be purchased in the Offer; (iv) impose conditions to the Offer that are different than or in addition to the existing conditions to the Offer; (v) amend or waive the Minimum Condition; (vi) amend or modify any of the terms of the Offer in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions; (vii) provide for any subsequent offering period; or (viii) terminate the offer or extend or otherwise change any time period for the performance of any obligation of Parent or Purchaser (including the Expiration Date) in a manner other than pursuant to and in accordance with the Merger Agreement.

Extensions of the Offer

The Merger Agreement provides that Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price). Subject to Parent’s and Instructure’s termination rights under the Merger Agreement, if as of any scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived by Purchaser or Parent, Purchaser may, in its sole discretion (and without the consent of Instructure or any other person), extend the Offer on one or more occasions in consecutive increments of up to 10 business days each (or such longer period as Parent, Purchaser and Instructure may agree in writing), until such time as all conditions to the Offer are satisfied or waived. Purchaser cannot, however, without Instructure’s written consent, extend the Offer beyond the earlier of 11:59 p.m., Pacific time, on April 2, 2020 (the “Termination Date”) and the termination of the Merger Agreement in accordance with the terms thereof, the provisions of which are summarized under “—Termination.”

If, as of any Expiration Date, any condition to the Offer is not satisfied and has not been waived by Parent or Purchaser, at the request of Instructure, Purchaser will extend the Offer for an additional period of 10 business days (or such longer or shorter period as Parent, Purchaser and Instructure may agree in writing) to permit such condition to the Offer to be satisfied, up to an including the Termination Date. Without Instructure’s prior written consent, however, Purchaser may not extend the Offer, nor will Purchaser be required to extend the Offer without its prior written consent, in each case beyond the earlier of the Termination Date and the termination of the Merger Agreement in accordance with the terms thereof.

Termination of the Offer

The Merger Agreement provides that Purchaser may not terminate or withdraw the Offer prior to the Expiration Date without the prior written consent of Instructure, except in the event that the Merger Agreement is terminated pursuant to its terms. In the event that the Merger Agreement is terminated pursuant to its terms, Purchaser will (and Parent will cause Purchaser to) immediately and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Purchaser will be merged with and into Instructure, with Instructure becoming a wholly owned subsidiary of Parent; and (2) the separate corporate existence of Purchaser will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Instructure and Purchaser, and all of the debts, liabilities and duties of Instructure and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Purchaser as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. At the Effective Time, the officers of Instructure as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Instructure as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place one business day following the later of (i) the date of the Offer Acceptance Time and (ii) satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger), or such other time agreed to in writing by Parent, Instructure and Purchaser. On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the DGCL (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Purchaser and Instructure and specified in the certificate of merger, being referred to herein as the “Effective Time”).

Merger Consideration

Instructure common stock

At the Effective Time, and without any action required by any stockholder, each Share (other than Shares held by Instructure as treasury stock or owned by Parent or Purchaser or any wholly owned subsidiary thereof or Shares owned by stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Offer Price, without interest thereon and less any applicable withholding taxes.

Outstanding Company Options and Company RSU Awards

At the Effective Time, each Company Option and Company RSU Award that is unexpired, unexercised, outstanding and vested as of immediately before the Effective Time or that vests solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Award”) (other than vested Company Options with a per share exercise price equal to or greater than $49.00) will be cancelled and automatically converted into the right to receive the Vested Award Cash-out Payment (as described in the “Summary” section above).

At the Effective Time, each unvested award (other than any Company Option or Company RSU Award that is forfeited and cancelled upon consummation of the transactions contemplated by the Merger Agreement in accordance with the terms of the CIC Benefits Waiver (as defined in the Merger Agreement)) will be cancelled and automatically converted into the right to receive the applicable Cash Replacement Amount (as described in the “Summary” section above), subject to the vesting conditions described below. The Cash Replacement Amount will vest and be payable (subject to continued service) at the same time as the corresponding, cancelled unvested award would have vested and will have the same terms (including any vesting acceleration terms) that applied to the cancelled unvested award, except for terms rendered inoperative by reason of the Merger or for any applicable administrative or ministerial changes.

Any Company Option (whether vested or unvested) with a per share exercise price equal to or greater than $49.00 will be cancelled immediately upon the Effective Time without payment or consideration.

Instructure’s 2015 Equity Incentive Plan, including the Portfolium, Inc. 2014 Equity Incentive Plan and the Practice XYZ, Inc. Equity Incentive Plan, will terminate as of the Effective Time and the provisions in any other employee plan or contract providing for the issuance or grant of any other interest in respect of the capital stock of Instructure will be cancelled as of the Effective Time.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

The Merger Agreement generally provides that no new offering periods or purchase periods will begin under the ESPP after December 4, 2019, and no individual will be allowed to begin participating in the ESPP after December 4, 2019. After December 4, 2019, each ESPP participant will not be allowed to increase his or her payroll contribution rate from the rate in effect as of December 4, 2019, or make separate non-payroll contributions to the ESPP, except as required by applicable law. Any offering period that would otherwise be outstanding at the Effective Time will end no later than five days before the Effective Time. All outstanding purchase rights under the ESPP will be exercised no later than one business day before the Effective Time (with such purchase rights subject to any pro rata adjustments that may be necessary if the current offering period in progress is shortened), and the ESPP will terminate as of the Effective Time. Each share of Instructure common stock purchased under the ESPP that remains outstanding as of immediately before the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Offer Price less any applicable withholding taxes.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate the Company’s transfer agent, Computershare, or such other bank or trust company reasonably acceptable to Instructure (the “Payment Agent”), to make payments of the Merger consideration to stockholders who did not tender their Shares to Purchaser pursuant to the Offer. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent cash sufficient to pay the aggregate Offer Price to stockholders who did not tender their shares to Purchaser pursuant to the Offer.

Promptly following the Effective Time (and in any event within five business days), the Payment Agent will mail to each holder of record (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of Instructure common stock represented by such holder’s certificate(s) or book-entry shares in exchange for the Offer Price payable in respect of such shares. The amount of any consideration paid to stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Instructure common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Offer Price. Any cash deposited with the Payment Agent that remains unclaimed two years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of Instructure, Parent and Purchaser.

Some of the representations and warranties in the Merger Agreement made by Instructure are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Instructure, any change, event, violation, inaccuracy, effect or circumstance that, individually or in the aggregate have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect (1) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of Instructure and its subsidiaries (the “Instructure Group”), taken as a whole, or (2) would reasonably be expected to prevent, materially impair or materially delay the consummation by Instructure of the Merger prior to Termination Date, except that, with respect to clause (1) only, no changes, events, violations, inaccuracies, effects or circumstances with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•	general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•

conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions in the industries in which the Instructure Group or its customers generally conducts business, including in the software and mortgage industries;

•	regulatory, legislative or political conditions in the United States or any other country or region in the world;

•

geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•

resulting from the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Instructure Group with employees, suppliers, customers, partners, vendors or any other third person (except with respect to any representation or warranty to the extent that such representation or warranty expressly addresses consequences resulting from the execution of the Merger Agreement or the consummation or pendency of the Merger);

•

the compliance by Parent, Purchaser or Instructure with the terms of the Merger Agreement, including any action expressly required to be taken or refrained from being taken pursuant to or in accordance with the Merger Agreement, including the failure of Instructure to take any action that Instructure is specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor;

•

arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Original Merger Agreement;

•

changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing, in each case after the date of the Original Merger Agreement);

•

the price or trading volume of Instructure common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•

any failure, in and of itself, by the Instructure Group to meet (1) any public estimates or expectations of Instructure’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the availability or cost of equity, debt or other financing to Parent or Purchaser; and

•

any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of Instructure (on their own behalf or on behalf of Instructure) against Instructure, any of its executive officers or other employees or any member of the Instructure Board arising out of the Merger or any other transaction contemplated by the Merger Agreement.

In the Merger Agreement, Instructure has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Instructure;

•

Instructure’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Instructure’s organizational documents and Instructure’s contracts;

•	the organizational documents of Instructure;

•	the necessary approval of the Instructure Board;

•	the rendering of J.P. Morgan’s opinion to the Instructure Board;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Instructure or the resulting creation of any lien upon Instructure’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of Instructure;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into Instructure common stock;

•

the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Instructure’s securities;

•	the subsidiaries of Instructure;

•	the accuracy and required filings of Instructure’s SEC filings and financial statements;

•	Instructure’s disclosure controls and procedures;

•	Instructure’s internal accounting controls and procedures;

•	certain indebtedness of Instructure;

•	the absence of specified undisclosed liabilities;

•

the conduct of the business of the Instructure Group in the ordinary course consistent with past practice except specifically as a result of Instructure’s sale process since October 1, 2019 and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect since December 31, 2018;

•	the existence and enforceability of specified categories of Instructure’s material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	certain real property leased or subleased by Instructure;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters including data security requirements and privacy;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	Instructure’s compliance with laws, standards and requirements and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	absence of any transactions, relations or understandings between Instructure or any of its subsidiaries, on the one hand, and any affiliate or related person thereof, on the other hand;

•	payment of fees to brokers in connection with the Merger Agreement;

•	export controls matters and compliance with the Foreign Corrupt Practices Act of 1977; and

•	the exclusivity and terms of the representations and warranties made by Parent and Purchaser.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Instructure that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Purchaser and availability of these documents;

•

Parent’s and Purchaser’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Purchaser’s organizational documents and Parent’s or Purchaser’s contracts;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Purchaser’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation, orders and investigations;

•	ownership of capital stock of Instructure;

•	payment of fees to brokers in connection with the Merger Agreement;

•	operations of Parent and Purchaser;

•	the absence of any required consent of holders of voting interests in Parent or Purchaser;

•	delivery and enforceability of each of the Equity Commitment Letter and the Guaranty;

•	the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds;

•	the absence of agreements between Parent and members of the Instructure Board or Instructure management;

•	the absence of any stockholder or management arrangements related to the Merger;

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and

•	the exclusivity and terms of the representations and warranties made by Instructure.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (1) expressly contemplated by the Merger Agreement; (2) required by applicable law; (3) approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (4) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Original Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “Interim Period”), Instructure will and will cause each of its subsidiaries:

•	to maintain its existence in good standing pursuant to applicable law;

•	subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of business; and

•

use its commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees, and to preserve its current relationships with customers, vendors, distributors and other persons with which the Instructure Group has material business relationships.

In addition, Instructure has also agreed that, except as (1) expressly contemplated by the Merger Agreement; (2) approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (3) as disclosed in the confidential disclosure letter to the Merger Agreement; (4) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of the Original Merger Agreement; or (5) as required by applicable law, during the Interim Period, Instructure will not, among other things:

•	amend the organizational documents of any member of the Instructure Group;

•	liquidate, dissolve or reorganize;

•

issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Instructure other than as provided below;

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock of Instructure;

•	declare, set aside or pay any dividend or other distribution;

•	incur, assume or suffer any indebtedness or issue any debt securities;

•

(A) enter into, adopt, amend (including accelerating the vesting of), modify or terminate any compensation or benefit plan or arrangement of any director, officer, individual consultant or employee, (B) increase the compensation or benefits payable to or pay any bonus or remuneration or pay any compensation or benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any existing employee plan as in effect as of the date of the Merger Agreement to directors, officers, employees or individual consultant or other individual service providers of Instructure (other than, in each case of (A) and (B): (1) as may be required by applicable law or the terms of the applicable employee plan or any change in control, severance or similar agreement or any retention or similar agreement disclosed in the confidential disclosure letter to the Original Merger Agreement and in effect as of the date of the Original Merger Agreement; (2) making employee plans available to any new employee hires in the ordinary course of business and consistent with past practice at the vice president level or below; or (3) for increases in compensation for employees at the vice president level or below in the ordinary course of business and consistent with past practice); or (C) enter into any change in control, severance or similar arrangement or any retention, transaction or similar agreement with any officer, employee, director or independent contractor or other individual service provider; provided that in each case of (A) through (C), the Instructure Group may (1) change the title of its employees, provided that such changes do not involve increases in compensation, acceleration of vesting or acceleration of payment and (2) make bonus or commission payments in the ordinary course of business as required by the terms of any employee plans disclosed in the confidential disclosure letter to the Merger Agreement and payments of continued base salary or wages to employees and set targets and metrics therefor in the ordinary course of business or in accordance with any employee plan;

•	settle litigation involving Instructure;

•	change accounting practices;

•	change tax elections or settle any tax claims;

•

incur or commit to incur capital expenditures (excluding internal and external capitalized labor costs) in excess of $1 million in the aggregate, other than to the extent that such capital expenditures are otherwise reflected in Instructure’s capital expenditure budget set forth on the confidential disclosure letter to the Merger Agreement;

•	enter into Material Contracts (as defined in the Merger Agreement) except in the ordinary course of business;

•	effect certain layoffs without complying with applicable laws;

•

make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements other than investment in equity securities held in the ordinary course of business for cash management purposes, but not including strategic relationships, alliances, reseller agreements and similar commercial relationships;

•	enter into any collective bargaining agreement;

•	adopt or implement any stockholder rights plan or similar arrangement; or

•	enter into agreements to do any of the foregoing.

The “Go Shop” Period—Solicitation of Other Offers

Under the Original Merger Agreement, from December 4, 2019 until 11:59 p.m., Pacific time on January 8, 2020 (the “No Shop Period Start Date”), Instructure and its representatives were permitted to, among other things: (1) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal (as defined below), (2) continue, enter into, maintain or engage in discussions or negotiations with respect to an Acquisition Proposal, or (3) subject to entering into and solely in accordance with an Acceptable Confidentiality Agreement (as defined below), furnish to any person (and its representatives, prospective debt and equity financing sources and their respective representatives) any nonpublic information relating to the Instructure Group or afford to any such person (and its representatives, prospective debt and equity financing sources and their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Instructure Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, provided that Instructure was required, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives, and the Instructure Group was prohibit from providing any competitively sensitive non-public information except in accordance with “clean room” or other similar procedures; provided, that Instructure was permitted to grant a limited waiver under any “standstill provision” or similar obligation to allow such person to submit an Acquisition Proposal on a confidential basis to the Instructure Board.

Instructure is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal (as defined below), unless it complies with certain procedures in the Merger

Agreement, including, but not limited to, negotiating with Parent in good faith over a two business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

For purposes of this Offer to Purchase and the Merger Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with Instructure that contains customary provisions requiring the counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to Instructure to keep such information confidential, provided that with respect to agreements executed and delivered after December 4, 2019, the provisions contained therein are not materially less favorable, in the aggregate, to Instructure than the terms of the confidentiality agreement entered into between Instructure and Thoma Bravo (except that such agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal). A joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement is an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest by a Third Person to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1) any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from Instructure or any other person(s), of securities representing more than 20% of the total outstanding voting power of Instructure after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of the total outstanding voting power of Instructure after giving effect to the consummation of such tender or exchange offer;

(2) any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Instructure Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(3) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Instructure pursuant to which any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than 20% of the total outstanding voting power of Instructure outstanding after giving effect to the consummation of such transaction.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that (1) is not solicited in violation of the non-solicitation obligations pursuant to the Merger Agreement in any material respect and (2) is on terms that the Instructure Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Instructure Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to Instructure stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination and (ii) all legal, regulatory, financial (including any termination fee amounts and conditions), timing financing and other aspects of such proposal)

which such Acquisition Proposal is not subject to a due diligence condition. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “80%.”

“Third Person” means any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) Instructure or any of its controlled affiliates or (ii) Parent, Purchaser, the Thoma Bravo Fund or any their respective affiliates or any “group” including Parent, Purchaser, Guarantor or any their respective affiliates.

The “No Shop” Period—No Solicitation of Other Offers

From the date of the No Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Instructure has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•

solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any Inquiry (as defined below) or proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions, communications or negotiations with any Third Person regarding, regarding an Acquisition Proposal or Inquiry;

•

furnish to any person (other than to Parent, Purchaser or any designees of Parent or Purchaser) any non-public information relating to the Instructure Group or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Instructure Group (other than Parent, Purchaser or any designees of Parent or Purchaser), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

•

enter into any letter of intent, agreement in principle, memorandum of understanding, Merger Agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined below), other than certain permitted confidentiality agreements.

In addition, Instructure has agreed to cease and cause to be terminated any discussions or negotiations with any person and its representatives, request the prompt return or destruction of all non-public information concerning the Instructure Group furnished to any person with whom a confidentiality agreement was entered into at any time within the twelve month period immediately preceding the No Shop Period Start Date was executed and will cease providing any further information with respect to Instructure or any Acquisition Proposal to any such persons or their respective representatives and will terminate all access granted to any such persons or their respective representatives to any physical or electronic data room (or any other diligence access). Instructure has also agreed to enforce, and not to waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Instructure Board, unless the Instructure Board has determined in good faith, after consultation with outside counsel, that failure to take such action (i) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Instructure Board and (ii) would be inconsistent with its fiduciary duties under applicable law.

Notwithstanding these restrictions, under certain circumstances, prior to the Offer Acceptance Time, Instructure may, among other things, provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with such Acquisition Proposal (in each case, if requested by such person) and such Acquisition Proposal was not the result from of material breach of Instructure’s obligations, as described in the immediately preceding paragraph (provided that Instructure and its representatives may contact any Third Person in writing to clarify any ambiguous terms and conditions of an Acquisition Proposal which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Instructure Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would be inconsistent with the Instructure Board’s fiduciary duties to stockholders under applicable law.

Instructure is not entitled to terminate the Merger Agreement after the No Shop Period Start Date for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a two business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If Instructure terminates the Merger Agreement prior to the Offer Acceptance Time for the purpose of entering into an agreement in respect of a Superior Proposal, Instructure must pay a $63,540,750 termination fee to Parent.

For purposes of this Offer to Purchase and the Merger Agreement:

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Instructure Board has made the recommendation that Instructure’s stockholders tender their Shares to Purchaser pursuant to the Offer on the terms and conditions set forth in the Merger Agreement. The Merger Agreement provides that the Instructure Board will not effect a Company Board Recommendation Change except as described below.

Prior to the termination of the Merger Agreement, the Instructure Board may not take any action described in the following (any such action, a “Company Board Recommendation Change”):

•

withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the recommendation of the Instructure Board to approve the Merger, in each case, in a manner adverse to Parent in any material respect (it being understood that it will be considered a modification adverse to Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Instructure Board fails to publicly recommend against acceptance of such tender or exchange offer by stockholders within ten business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Instructure Board fails to issue a public press release within ten business days of such public announcement providing that the Instructure Board reaffirms the Instructure recommendation);

•	adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; or

•

fail to publicly reaffirm the recommendation of the Instructure Board to approve the Merger within ten business days after Parent so requests in writing (it being understood that Instructure will have no obligation to make such reaffirmation on more than three separate occasions).

For the avoidance of doubt, none of the following, among other things, will constitute a Company Board Recommendation Change: (1) a “stop, look and listen” communication by the Instructure Board (or a committee thereof) to Instructure stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by Instructure of the receipt of an Acquisition Proposal, (3) the determination by the Instructure Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, or (4) delivery by Instructure to Parent of any notice related to an Intervening Event or Superior Proposal as set forth below.

Notwithstanding the restrictions described above, prior to the Offer Acceptance Time, the Instructure Board may effect a Company Board Recommendation Change if (1) there has been an Intervening Event (as defined below); or (2) Instructure has received a bona fide Acquisition Proposal, whether before or after the No Shop Period Start Date, that the Instructure Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case, to the extent a failure to effect a Company Board Recommendation Change would be inconsistent with the Instructure Board’s fiduciary obligations under applicable law.

The Instructure Board may only effect a Board of Directors Recommendation Change for an Intervening Event if:

•

Instructure has provided prior written notice to Parent at least four business days in advance to the effect that the Instructure Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to the Merger Agreement, which notice must specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

•

prior to effecting such Company Board Recommendation Change, Instructure and its representatives, during such four business day period, must have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the documentation related to any debt financing proposed to be entered into by Parent (the “Debt Documents”) to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (2) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents proposed by Parent and other information provided by Parent in response to the notice described in the foregoing clause (1), in each case that are offered in writing by Parent no later than 11:59 p.m. (Pacific time) on the last day of the four business day period, in a manner that would constitute a binding agreement between the parties if accepted by Instructure; and

•

following the four business day notice period described above, the Instructure Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents and any other information provided by Parent) shall have determined that the failure of the Instructure Board (or a committee thereof) to make such a Company Board Recommendation Change to terminate the Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law; provided, however, that each time material modifications to the Intervening Event occur, Instructure must notify Parent of such modification and the four business day period described above will recommence and be extended for two business days from the day of such notification.

In addition, the Instructure Board may only effect a Company Board Recommendation Change or authorize Instructure to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal substantially concurrently with the termination of the Merger Agreement in response to a bona fide Acquisition Proposal that the Instructure Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case if and only if:

•

the Instructure Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•	Instructure and its representatives have complied in all material respects with its obligations under the Merger Agreement with respect to such Acquisition Proposal;

•

Instructure has provided prior written notice to Parent at least two business days in advance to the effect that the Instructure Board (or a committee thereof) has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the person of “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Original Merger Agreement), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;

•

prior to effecting such Company Board Recommendation Change or termination, Instructure and its Representatives, during the two business day notice period described above, has: (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of the Merger Agreement, the Equity Commitment Letter, the Guaranty and/or the Debt Documents that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the two day notice period described above, in a manner that would constitute a binding agreement between the parties if accepted by Instructure, provided, however, that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), Instructure will be required to deliver a new written notice to Parent and to comply with the requirements of the foregoing clause (1) (it being understood that the “notice period” in respect of such new written notice will be one business day);

•

following the two business day notice period described above including any subsequent notice period as provided above, the Instructure Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement and any other information provided by Parent) shall have determined that the failure of the Instructure Board (or a committee thereof) to make such a Company Board Recommendation Change to terminate the Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law;

•

in the event of any termination of the Merger Agreement in order to cause or permit the Instructure Group to enter into an acquisition agreement with respect to such Acquisition Proposal, Instructure will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of $63,540,750; and

•	The Instructure Group has otherwise complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal.

For purposes of this Offer to Purchase and the Merger Agreement, an “Intervening Event” means any material event or development or material change in circumstances that has materially improved or materially improves, or would be reasonably likely to materially improve the business, financial condition, assets and liabilities or results of operations of the Instructure Group, taken as a whole, in each case that was (1) not known to, or reasonably foreseeable by, the Instructure Board as of the date on which the Merger Agreement was executed; and (2) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that Instructure meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Original Merger Agreement, or changes after the date of the Original Merger Agreement in the market price or trading volume of Instructure common stock or credit rating of Instructure, it being understood that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account.

Employee Benefits

The Merger Agreement provides that Parent will cause the Surviving Corporation to honor all of the terms of Instructure’s benefit plans set forth in the disclosure letter to the Merger Agreement following the Merger in accordance with their terms as in effect on December 4, 2019, unless otherwise required pursuant to applicable law. In addition, from and after the Effective Time until December 31, 2020, each employee who continues employment following the Merger (a “Continuing Employee”) will be provided with employee benefit plans or other compensation and severance arrangements (other than equity-based benefits and individual employment agreements, except as provided in the first sentence of this paragraph) at benefit levels that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately before the Effective Time, in each case, either through (1) Instructure’s benefit plans and arrangements in existence immediately before the Effective Time, (2) comparable plans, or some combination of (1) and (2). In each case, base compensation and target cash incentive compensation opportunity will not be decreased from and after the Effective Time until December 31, 2020 for any Continuing Employee employed during that period. From and after the Effective Time until December 31, 2020, eligible employees will receive severance benefits according to Instructure’s severance plans, guidelines, practices and/or Instructure’s benefits plans and arrangements as in effect on December 4, 2019 that are described in the disclosure letter to the Merger Agreement.

The Surviving Corporation will grant any Continuing Employee credit for all service with the Instructure Group before the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), but not including for any purpose under equity or equity-based benefit or compensation arrangements to the same extent and for the same purpose as such service was credited to such person under the corresponding employee benefit plan as of the Effective Time, except where the service credit would result in duplication of coverage or benefits. Each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation (other than Instructure’s benefit plans and arrangements in existence immediately before the Effective Time) to the extent that coverage under any of the employee benefit plans sponsored by the Surviving Corporation replaces at the Effective Time coverage under a comparable Instructure benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time. For purposes of each employee benefit plan sponsored by the Surviving Corporation that provides medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of the plan to be waived for the Continuing Employee and his or her covered dependents to the same extent waived under the corresponding comparable Instructure benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time, and the Surviving Corporation will use commercially reasonable efforts to cause full credit to be given for any eligible expenses incurred by the Continuing Employee and his or her covered dependents during the portion of the plan year of the comparable Instructure benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time that ends on the date that the Continuing Employee’s participation in the corresponding employee benefit plan sponsored by the Surviving Corporation begins for purposes of satisfying the applicable deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to the Continuing Employee and his or her covered dependents for the applicable plan year as if the amounts had been paid according to the employee benefit plan of the Surviving Corporation to the same extent as such amounts were credited for the same purpose under the corresponding comparable Instructure benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time. The account of each Continuing Employee under any flexible spending plan sponsored will be credited by the Surviving Corporation with any unused balance in the account of the Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately before the Effective Time will be credited to the Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that the limits or forfeitures applied under Instructure’s benefit plans and arrangements in effect as of December 4, 2019).

Efforts to Close the Merger

Under the Merger Agreement, Parent, Purchaser and Instructure agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Offer and the Merger.

Cooperation with Debt Financing

Although the obligation of Parent and Purchaser to consummate the Offer and the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), Instructure has agreed that during the Interim Period, Instructure will use its commercially reasonable best efforts to, and will use its reasonable best efforts to cause each of its subsidiaries and its and their respective representatives to, among other things:

•

provide Parent and Purchaser with such reasonable cooperation as may be reasonably requested by Parent or Purchaser to assist them in arranging the debt financing (if any) to be obtained by Parent, Purchaser or their respective affiliates in connection with the Merger (the “Debt Financing”);

•

participate (and cause senior management of Instructure and its representatives with appropriate seniority and expertise to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing;

•

assist Parent and Parent’s financing sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with the Debt Financing; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Effective Time, except that no member of the Instructure Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of Instructure;

•

assist Parent in connection with the preparation, registration, execution and delivery of definitive financing documents and related documentation as may be reasonably requested by Parent or its financing sources and otherwise facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing;

•

cooperate with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent;

•

facilitate the granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Effective Time; facilitate the payoff, discharge and termination in full at the closing of all indebtedness required to be repaid, and the release of all liens required to be released, at the closing;

•

deliver notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the Effective Time, give any other necessary notices to allow for the payoff, discharge and termination in full of all indebtedness required to be repaid at the Effective Time and release all liens in connection therewith, and cooperate in the replacement, backstop, or cash collateralization of any outstanding letters of credit;

•	provide customary authorization letters, confirmations and undertakings to Parent’s financing sources in connection with the distribution of information to prospective lenders;

•	facilitate and assist in the preparation, execution, and delivery of credit agreements, guarantees, certificates, and other definitive financing documents;

•	ensure that the Debt Financing benefits from Instructure’s existing lending relationships;

•

take all corporate and other organizational actions, subject to the occurrence of the closing, reasonably requested by Parent or Purchaser to (A) permit the consummation of the Debt Financing; and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation concurrently with or immediately following the Effective Time, in each of case (A) and (B), including, facilitating the execution and delivery of documents reasonably related to the debt financing on the terms contemplated by any debt commitment letters, in connection with the authorization of the debt financing and debt documents and execution and delivery of the debt documents in anticipation of the closing;

•

promptly furnish Parent, Purchaser and Parent’s financing sources with all documentation and other information about Instructure as is reasonably requested by Parent, Purchaser or Parent’s financing sources relating to applicable “know your customer” and anti-money laundering rules and regulations; and

•

cooperate in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of Instructure, or its representatives;

Additionally, Instructure has agreed that it will use commercially reasonable efforts to, and will use its reasonable best efforts to cause each of its subsidiaries and its and their respective representatives to furnish Parent, Purchaser and their financing sources, as promptly as practicable, with (1) financial and other pertinent and customary regarding the Instructure Group as may be reasonably requested by Parent or Parent’s financing sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, and (2) financial statements regarding Instructure described in the debt commitment letter related to the debt financing as in effect on December 4, 2019, and such other information customarily delivered and reasonably necessary for the preparation of a bank information memorandum, including the required financials in the debt comment letter related to the debt financing, it being understood that Parent will be responsible for the preparation of any pro forma financial statements and marketing materials for the Debt Financing.

Notwithstanding the foregoing, neither Instructure nor any of its subsidiaries is required to (1) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which they have not received prior reimbursement or are not otherwise indemnified by or on behalf of Parent; (2) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Effective Time; (3) give any indemnities in connection with the cooperation requirements described herein that are, in each case, effective prior to the Effective Time; (4) take any action that, in their good faith determination would unreasonably interfere with the conduct of their business or create an unreasonable risk of damage or destruction to any of their property or assets; or (5) take any action that will conflict with or violate their respective organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which Instructure is a party. In addition, (1) no action, liability or obligation of the Instructure Group or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by the Instructure Group pursuant to the cooperation requirements described herein (other than customary representation letters, authorization letters and undertakings) will be effective until the Effective Time, and the Instructure Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings) that is not contingent on the occurrence of the closing or that must be effective prior to the Effective Time; and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation as the obligor. No officer or representative of the Instructure Group shall be required to deliver any certificate or opinion or take any other action pursuant to the cooperation requirements described herein that could reasonably be expected to result in personal liability to such officer or representative and the Instructure Board shall not be required to approve any financing or agreements related thereto, that are, in each case, effective prior to the Effective Time.

In addition, Parent shall (1) reimburse the Instructure Group for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Instructure in connection with the cooperation requirements described herein and (2) indemnify the Instructure Group and its respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation described herein, except to the extent resulting from Instructure’s and its subsidiaries’ or any of their respective representatives’ bad faith or willful and material misconduct.

Indemnification and Insurance

The Merger Agreement provides that all existing rights to exculpation, indemnification and the advancement of expenses for acts or omissions occurring at or prior to the Effective Time existing as of December 4, 2019 in favor of the current or former directors, officers or employees of Instructure (in each case, as provided in the respective organizational documents of Instructure) or in any indemnification agreement listed in the disclosure letter to the Merger Agreement between Instructure and the current or former directors, officers or employees of Instructure on December 4, 2019, will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time, in each case, except as otherwise required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of Instructure, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of the Instructure Group or other affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (2) the Offer and the Merger, as well as any actions taken by Instructure, Parent or Purchaser with respect thereto. The Merger Agreement also provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, without limiting the foregoing, unless Instructure has purchased a “tail” policy prior to the Effective Time (which Instructure may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums currently paid), the Merger Agreement requires Parent to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, the directors’ and officers’ insurance policies of the Instructure Group for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by the Instructure Group, and if the premium for such insurance coverage would exceed such amount, Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.

For additional information, please refer to Instructure’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Stockholder Litigation

Instructure will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) will consult with Parent with respect to the defense, settlement or prosecution of such litigation. Instructure may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Parent and Purchaser, on the one hand, and Instructure, on the other hand, to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority; and

•

the irrevocable acceptance for payment by Purchaser (or Parent on Purchaser’s behalf) of all of the Shares that are validly tendered and not validly withdrawn pursuant to the Offer (which itself is subject to satisfaction of the Minimum Condition and the other conditions that are described in Section 15—“Certain Conditions of the Offer”).

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:

•	by mutual written agreement of Instructure and Parent at any time prior to the Offer Acceptance Time;

•	by either Instructure or Parent:

•

prior to the Effective Time, if (1) any permanent injunction or other legal or regulatory restraint or prohibition preventing the acceptance for payment of, and payment for, the Shares pursuant to the Offer or the consummation of the Merger is in effect, that, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, makes illegal or enjoins the acceptance for payment of, and payment for, the Shares pursuant to the Offer or the consummation of the Merger;

•	if the Offer Acceptance Time has not occurred on or prior to 11:59 p.m., Pacific time, on April 2, 2020 (the “Termination Date”); or

•

prior to the Offer Acceptance Time, if the Offer (as it may be required or permitted to be extended pursuant to the Merger Agreement) expires in accordance with its terms and without the Minimum Condition having been satisfied;

•	by Instructure:

•

prior to the Offer Acceptance Time, if Purchaser has not commenced the Offer within five business days of the date on which is required to commence the Offer pursuant to the Merger Agreement, so long as Instructure is not then in breach and has not failed to perform any of its covenants contained in the Merger Agreement, which breach or failure is the primary cause of, or resulted in, such failure to commence the Offer in a timely manner;

•

if Parent or Purchaser has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Instructure’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date);

•

prior to the Offer Acceptance Time and so long as Instructure is not then in material breach of its obligations related to Acquisition Proposals, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, subject to Instructure paying to Parent a termination fee of $63,540,750; or

•

prior to the Effective Time, if the conditions to the Offer have been satisfied, Parent and Purchaser have failed to accept for payment in accordance with the terms of the Merger Agreement all Shares validly tendered pursuant to the Offer and not properly withdrawn, Instructure has provided at least three business days written notice that it intends to terminate the Merger Agreement, and the Offer Acceptance Time has not occurred by the end of such three business day period.

•	by Parent if:

•

Instructure has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date); or

•

the Instructure Board effects a Company Board Recommendation Change (except that such right to terminate will expire at 5:00 p.m., Pacific time, on the 10th business day following the date on which Parent becomes aware of such Company Board Recommendation Change).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to payment of any applicable termination fees, reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any willful and material breach of the Merger Agreement prior to its termination. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Thoma Bravo and Instructure or the Guaranty, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fee

Parent will be entitled to receive a termination fee of $63,540,750 from Instructure if the Merger Agreement is terminated:

•

in circumstances in which the conditions set forth in each of the following three clauses have been satisfied: (1) the Merger Agreement has been terminated by (a) by either Parent or Instructure because (i) the closing of the Merger has not occurred by the Termination Date or (ii) the Offer (as it may be required or permitted to be extended pursuant to the Merger Agreement) expired in accordance with its terms and without the Minimum Condition having been satisfied; or (b) by Parent because Instructure has materially breached its representations, warranties, covenants or agreements in the Merger Agreement; (2) a person has made (since the date of the Merger Agreement and prior to its termination) an Acquisition Proposal that is not withdrawn or otherwise abandoned; and (3) Instructure enters into an agreement relating to, or consummates, an Acquisition Transaction within 12 months of such termination (provided that, for purposes of the termination fee, all references to “20%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);

•

by Parent, because the Instructure Board has effected a Company Board Recommendation Change (which termination must occur by 5:00 p.m., Pacific time, on the 10th business day following the date on which Parent becomes aware of such Company Board Recommendation Change); or

•	by Instructure, at any time prior to the Offer Acceptance Time, to enter into a definitive agreement in respect of a Superior Proposal.

Instructure will be entitled to receive a termination fee of $136,857,000 from Parent (the “Parent Termination Fee”) if the Merger Agreement is terminated:

•

by Instructure if prior to the Effective Time, (1) the conditions to the Offer have been satisfied, (2) Parent and Purchaser have failed to accept for payment in accordance with the terms of the Merger Agreement all Shares validly tendered pursuant to the Offer and not properly withdrawn, (3) Instructure has provided at least three business days written notice that it intends to terminate the Merger Agreement, and (4) the Offer Acceptance Time has not occurred by the end of such three business day period; or

•

by Instructure if Parent or Purchaser has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 30 calendar days following Instructure’s delivery of written notice of such breach (or such shorter period of time as remains prior to the Termination Date).

Specific Performance

Parent, Purchaser and Instructure agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement). Parent, Purchaser and Instructure acknowledge and agree that: (1) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof; (2) the fees and expenses provisions of the Merger Agreement are not intended to and would not adequately compensate Instructure, on the one hand, or Parent and Purchaser, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (3) the right of specific enforcement is an integral part of the Merger and without that right, neither Instructure nor Parent would have entered into the Merger

Agreement. It is explicitly agreed that Instructure will have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Purchaser’s obligations to consummate the Merger and cause the equity financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Thoma Bravo Fund under the Equity Commitment Letter in order to cause the equity financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and in the Merger Agreement. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any debt financing under the terms thereof, none of Instructure and its Affiliates and their direct and indirect equityholders will have any rights or claims (whether in contract or in tort or otherwise) against any financing source, solely in their respective capacities as lenders or arrangers in connection with the debt financing, and in no event shall Instructure, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of the Merger Agreement against any financing source.

Parent, Purchaser and Instructure agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by Instructure, on the one hand, or Parent and Purchaser, on the other hand; and (2) the specific performance of the terms and provisions of the merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Purchaser pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it will have to require the obtaining, furnishing or posting of any such bond or other security.

Limitations of Liability

The maximum aggregate monetary damages of Parent and Purchaser for breaches (including any willful breach) under the Merger Agreement (taking into account the payment of the Parent Termination Fee pursuant to the Merger Agreement), the Guaranty or the Equity Commitment Letter will not exceed, in the aggregate for all such breaches, an amount equal to $136,857,000. The maximum aggregate monetary damages of Instructure for breaches under the Merger Agreement (taking into account the payment of the termination fee, if applicable) will not exceed an amount equal to $63,540,750 in the aggregate for all such breaches. Notwithstanding such limitations on liability for monetary damages, Parent, Purchaser and Instructure may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Instructure, on the one hand, and Parent and Purchaser, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended by the parties in an executed written instrument at any time.

Governing Law

The Merger Agreement is governed by Delaware law.

Equity Commitment Letter and Limited Guaranty

The descriptions of the Equity Commitment Letter and the Limited Guaranty included in Section 9—“Source and Amount of Funds—Equity Financing” and “—Limited Guaranty” are incorporated into this Section 11 by reference.

Confidentiality Agreement

On June 18, 2019, Instructure and Thoma Bravo entered into a confidentiality agreement (the “Confidentiality Agreement”), in connection with Parent’s evaluation of the potential acquisition of Instructure. Under the Confidentiality Agreement, Thoma Bravo agreed, subject to certain exceptions, to keep confidential any non-public information concerning Instructure and agreed to certain non-solicitation provisions relating to Instructure’s employees for a period of 12 months from the date of the Confidentiality Agreement. This summary of the Confidentiality Agreement is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference.

12. Purpose of the Offer; Plans for Instructure.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, Instructure. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable after the Closing.

If you sell your Shares in the Offer, you will cease to have any equity interest in Instructure or any right to participate in its earnings and future growth. If the Merger is consummated but you do not tender your Shares, you will no longer have an equity interest in Instructure, and instead will only have the right to receive the Offer Price or, to the extent you are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which you are entitled in accordance with Section 262 of the DGCL. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Instructure.

Merger Without a Vote of the Instructure Stockholders. If the Offer is consummated, we do not anticipate seeking the approval of Instructure’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depositary prior to the expiration of such offer, together with stock otherwise owned by the acquirer and its affiliates and any rollover stock, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Instructure in accordance with Section 251(h) of the DGCL.

Appraisal Rights. Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of Instructure will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, as set forth below.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The

Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders should recognize that the value determined in a judicial process could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL.

When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment shall be made to such holders of Shares represented by certificates upon surrender by those stockholders of the certificates representing their Shares to Instructure and, in the case of holders of uncertificated Shares, forthwith. Unless such court, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve Board (as defined below) discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the court, and (2) interest theretofore accrued, unless paid at that time. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL for their Shares, such stockholder must do all of the following:

•

within the later of the consummation of the Offer, which is the date on which Purchaser irrevocably accepts for purchase the Shares tendered pursuant to the Offer, and twenty days after the date of mailing of the Schedule 14D-9, deliver to Instructure a written demand for appraisal of Shares held, which demand must reasonably inform Instructure of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

In the event that any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Offer Price for the Shares. Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. The foregoing discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by Section 262 of the DGCL. A copy of Section 262 of the DGCL is included as Annex A to the Schedule 14D-9. This discussion does not constitute the notice of appraisal rights required by Section 262 of the DGCL.

Going Private Transaction. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser and Instructure believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning Instructure and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for Instructure. If the Offer and Merger are consummated, at the Effective Time, the Surviving Corporation’s certificate of incorporation as in effect immediately prior to the Effective Time will be amended and restated in its entirety to be identical to the certificate of incorporation of Purchaser, the Surviving Corporation’s bylaws will be amended and restated in its entirety to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time other than to change the name of Purchaser thereunder. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until their successors have been elected or appointed. Instructure’s officers immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until their successors have been elected or appointed.

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Instructure will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Based on available information, we are conducting a detailed review of Instructure and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Instructure during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Instructure’s business, operations, capitalization and management with a view to optimizing development of Instructure’s potential. Possible changes could include changes in Instructure’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent,

Purchaser and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

As of the date of this Offer to Purchase, no member of Instructure’s current management has entered into any agreement, arrangement or understanding with Parent, Purchaser or their affiliates regarding employment with, or the right to participate in the equity of, the Surviving Corporation or Parent. Moreover, as of the date of this Offer to Purchase, no discussions have been held between members of Instructure’s current management and Parent, Purchaser or their affiliates with respect to any such agreement, arrangement or understanding. Parent may establish equity-based compensation plans for management of the Surviving Corporation. It is anticipated that awards granted under any such equity-based compensation plans would generally vest over a number of years of continued employment and would entitle management to share in the future appreciation of the Surviving Corporation. Although it is likely that certain members of Instructure’s management team will enter into arrangements with the Surviving Corporation or Parent regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, the Surviving Corporation or Parent, as of the date of this Offer to Purchase no discussions have occurred between members of Instructure’s current management and Parent, Purchaser or Thoma Bravo, and there can be no assurance that any parties will reach an agreement on commercially reasonable terms, or at all. Any new arrangements are currently expected to be discussed and entered into after completion of the Merger.

In the normal course of its business of investing, Thoma Bravo may pursue acquisitions of other companies in Instructure’s industry and look to combine those companies with Instructure. Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Instructure or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Instructure or any of its subsidiaries, (iii) any change in the Company Board or management of Instructure, (iv) any material change in Instructure’s capitalization or dividend policy, (v) any other material change in Instructure’s corporate structure or business, (vi) a class of securities of Instructure being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Instructure being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. Certain Effects of the Offer.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Parent and Purchaser intend to consummate the Merger as promptly as practicable following the Offer Acceptance Time.

NYSE Listing. The Shares are listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to and will cause Instructure to delist the Shares from the NYSE.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Instructure upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of the Shares.

Parent intends to seek to cause Instructure to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by

Instructure to its stockholders and to the SEC and would ultimately make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Instructure. Furthermore, the ability of “affiliates” of Instructure and persons holding “restricted securities” of Instructure to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14. Dividends and Distributions.

As discussed in Section 11—“The Merger Agreement; Other Agreements,” the Merger Agreement prohibits the declaration or payment of any dividend or other distribution with respect to Instructure common stock without Parent’s prior consent.

15. Certain Conditions of the Offer.

Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares that are validly tendered in the Offer and not validly withdrawn prior to the Expiration Date unless, immediately prior to the applicable Expiration Date:

(a) the number of Shares validly tendered and, received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee in accordance with Section 251(h) of the DGCL), together with any Shares beneficially owned by Parent or any wholly-owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by Instructure as of the expiration of the Offer or any other Shares acquired by Instructure prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of Instructure options);

(b) no governmental body of competent jurisdiction shall have enacted, entered, promulgated or enforced any laws or issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

(c) with respect to the representations and warranties of Instructure set forth in the Merger Agreement:

(1)	the representations and warranties related to organization and good standing, corporate power and enforceability, Instructure Board approval, the fairness opinion and anti-takeover laws,

non-contravention, capitalization (except those described in clause (4) below), subsidiaries and brokers (collectively, the “Fundamental Representations”) that are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date);

(2)

the Fundamental Representations that are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(3)	the representation that no Company Material Adverse Effect has occurred and is continuity shall be true and correct in all respects without qualification;

(4)

the representations and warranties set forth in Section 3.7(a), the first sentence of Section 3.7(b), Section 3.7(c) and Section 3.7(e) of the Merger Agreement (relating to certain aspects of the capitalization of Instructure) shall be true and correct in all respects as of the Offer Acceptance Time (in each case (x) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (y) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to Instructure, Parent and their affiliates, individually or in the aggregate, that is more than $5,000,000; and

(5)

all other representations and warranties of Instructure shall be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect;

(6)	Parent and Purchaser shall have received a certificate from Instructure certifying each of (1) through (5).

(d) (i) Instructure shall have performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the applicable date, and (ii) Parent and Purchaser will have received a certificate of Instructure, validly executed for and on behalf of Instructure and in its name by a duly authorized executive officer thereof, to the foregoing effect;

(e) no Company Material Adverse Effect (as described in Section 11—“The Merger Agreement; Other Agreements—Representations and Warranties”) will have occurred after the signing of the Merger Agreement that is continuing;

(f) no applicable law shall be in effect that makes illegal or otherwise prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

(g) the Merger Agreement shall not have been terminated in accordance with its terms.

Purchaser expressly reserves the right (but is not obligated) to at any time, and from time to time, in its sole discretion waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of Instructure, Purchaser may not: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares to be purchased in the Offer; (iv) amend or modify any conditions of the Offer in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the existing conditions to the Offer; (v) amend or waive the Minimum Condition; (vi) amend or modify any of the terms of the Offer in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions; or (vii) extend or otherwise change any time period for the performance of any obligation of Parent or Purchaser (including the Expiration Date) in a manner other than pursuant to and in accordance with Merger Agreement.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Parent and Purchaser will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Instructure with the SEC and other publicly available information concerning Instructure, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Instructure’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Instructure’s business, or certain parts of Instructure’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—“Certain Conditions of the Offer.”

Certain Litigation. Between January 13 and January 30, 2020, five lawsuits were filed by purported stockholders of Instructure challenging the Merger. The first and second lawsuit, brought as putative class actions, are captioned Post v. Instructure, Inc., et al., No. 1:20-cv-00034 (D. Del. filed Jan. 13, 2020) and Zhang v. Instructure, Inc., et al., No. 1:20-cv-00042 (D. Del. filed Jan. 13, 2020). The third, fourth, and fifth lawsuits, brought by the plaintiffs individually, are captioned Bushansky v. Instructure, Inc., et al., No. 3:20-cv-00113 (S.D. Cal. filed Jan. 16, 2020); Domenico v. Instructure, Inc. et al., No. 2:20-cv-00814 (D.N.J. filed Jan. 24, 2020); and Rubin v. Instructure, Inc., et al., No. 3:20-cv-00193 (S.D. Cal. filed Jan. 30, 2020) (collectively, the “Complaints”). The Complaints name as defendants the Company and each member of its Board of Directors. The Complaints allege violations of Section 14(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against all defendants, and assert violations of Section 20(a) of the Exchange Act against the individual defendants. The Zhang complaint additionally alleges claims for breach of fiduciary duty against the individual defendants and an aiding and abetting claim against the Company. The plaintiffs contend that the Company’s Definitive Proxy Statement on Schedule 14A, filed on January 2, 2020 and amended on January 7, 2020, omitted or misrepresented material information regarding the Merger. The complaints seek injunctive relief, rescission or rescissory damages, and an award of plaintiffs’ costs, including attorneys’ fees and expenses. The Post and Rubin complaints also seek dissemination of a proxy statement that discloses certain information requested by those plaintiffs. On February 5, 2020, the Company filed an amendment to the Proxy Statement, which contained certain supplemental disclosures intended to moot plaintiffs’ disclosure claims (the “Supplemental Disclosures”). The Supplemental Disclosures are filed as Exhibit (a)(1)(B) to Instructure’s Solicitation/Recommendation Statement on Schedule 14D-9. On February 5, 2020, plaintiff in the Post action voluntarily dismissed his case. The defendants believe the claims asserted in the complaints are without merit.

State Takeover Statutes. A number of states (including Delaware, where Instructure is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Instructure is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (including a person who has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Instructure Board approved for purposes of Section 203 the Merger Agreement and the consummation of the transactions contemplated thereby.

Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any such state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Instructure, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—“Certain Conditions of the Offer.”

United States Antitrust Compliance. Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to Purchaser’s acquisition of the Shares in the Offer and the Merger.

TB Fund XIII and Instructure each filed a Pre-merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on December 18, 2019, and obtained early termination of the required waiting period with respect to the Offer and the Merger on January 2, 2020.

At any time before or after Parent’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of Instructure or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

17. Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18. Miscellaneous

The Offer is being made to all holders of Shares other than Instructure. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—“Certain Information Concerning Instructure.”

SCHEDULE I

Directors and Executive Officers of Parent and Purchaser and Certain Related Parties

The following schedule describes the relationships between Purchaser, Parent, Thoma Bravo and certain of their affiliates, and sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of the entities described below. Unless otherwise indicated, the current business address of each entity and person is c/o Thoma Bravo, LLC, 600 Montgomery Street, San Francisco, CA 91444 and the phone number of each entity and person is (415) 263-3660.

The following entities were formed in connection with the proposed acquisition of Instructure by affiliates of Thoma Bravo:

Entity	State of Formation	Controlled By	Management
PIV Merger Sub, Inc. (“Purchaser”)	Delaware	Instructure Holdings, LLC, as sole stockholder	Board of Directors

Instructure Holdings, LLC (“Parent”)	Delaware	Instructure Intermediate Holdings III, LLC, as sole member	Board of Managers

Instructure Intermediate Holdings III, LLC	Delaware	Instructure Intermediate Holdings II, LLC, as sole member	Member Managed

Instructure Intermediate Holdings II, LLC	Delaware	Instructure Intermediate Holdings III, LLC, as sole member	Member Managed

Instructure Intermediate Holdings I, Inc.	Delaware	Instructure Parent, LP, as sole stockholder	Board of Directors

Instructure Parent, LP	Delaware	Instructure Parent GP, LLC, as general partner	General Partner and Board of Directors

Instructure Parent GP, LLC	Delaware	Thoma Bravo Fund XIII, L.P., as sole Member	Board of Managers

The executive officers of each of the foregoing entities are as follows:

•	Holden Spaht (President and Assistant Secretary)

•	Brian Jaffee (Vice President, Secretary and Treasurer)

The board of directors or managers, as applicable, of each of the foregoing entities consists of Mr. Spaht and Mr. Jaffee (other than Member Managed entities, which have no board of directors or board of managers). Certain information regarding Messrs. Spaht and Jaffee is set forth below.

Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Holden Spaht	USA	Holden Spaht is a managing partner at Thoma Bravo. Mr. Spaht joined Thoma Bravo in 2005 and has served as a managing partner since 2013.

Brian Jaffee	USA	Brian Jaffee serves as a principal at Thoma Bravo. Mr. Jaffee joined Thoma Bravo in 2014 as a vice president and was promoted to principal in January 2018.

Thoma Bravo Fund XIII, L.P. is controlled by its general partner, Thoma Bravo Partners XIII, L.P. a Delaware Limited Partnership. Thoma Bravo Partners XIII, L.P. is controlled by its general partner, Thoma Bravo, LLC, a Delaware limited liability company. The address for each of Thoma Bravo Fund XIII, Thoma Bravo Partners XIII, L.P. and Thoma Bravo, LLC is 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606, and the phone number of each of these entities is (312) 254-3300. Certain information regarding the managing partners of Thoma Bravo, LLC is set forth below.

Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Orlando Bravo	USA	Orlando Bravo is a founder and managing partner at Thoma Bravo. Mr. Bravo co-founded Thoma Bravo in 2007 and has worked at Thoma Bravo or one of its predecessors since 1998.

Carl Thoma	USA	Carl Thoma is a founder and managing partner at Thoma Bravo. Mr. Thoma co-founded Thoma Bravo in 2007 and has worked at Thoma Bravo or one of its predecessors since 1981.

Lee Mitchell	USA	Lee Mitchell is a managing partner at Thoma Bravo. Mr. Mitchell has worked at Thoma Bravo or one of its predecessors since 1994.

Seth Boro	Canada	Seth Boro is a managing partner at Thoma Bravo. Mr. Boro has worked at Thoma Bravo or one of its predecessors since 2005 and has served as a managing partner since 2013.

Holden Spaht	USA	See Mr. Spaht’s biography, above.

Scott Crabill	USA	Scott Crabill is a managing partner at Thoma Bravo. Mr. Crabill has worked at Thoma Bravo or one of its predecessors since 2002.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Instructure or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

Mail or deliver the Letter of Transmittal, or a facsimile, together with the certificate(s) (if any) representing your shares, to:

If delivering by mail:	If delivering by express mail, courier, or other expedited service:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Banks and Brokerage Firms, Please Call: (212) 750-5833

Stockholders and All Others Call Toll-Free: (888) 750-5834